Exhibit 4.1.12

UP TO USD 302,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT

dated 9 December 2014

for

Samco Epsilon Ltd.
Samco Delta Ltd.
Samco Eta Ltd.
Samco Kappa Ltd.
Samco Theta Ltd.
Samco Iota Ltd.
DHT Condor Limited
as joint and several Borrowers
and
DHT Holdings, Inc.
as Parent

with

DNB Bank ASA
Nordea Bank Norge ASA
as Bookrunners and Underwriters

arranged by

DNB Bank ASA
DVB Bank SE, London Branch
Nordea Bank Norge ASA
as Mandated Lead Arrangers
and
The financial institutions set out herein
as Original Lenders

with

Nordea Bank Norge ASA

acting as Agent and Security Agent

www.bahr.no

SCHEDULE 1 Lenders and Commitments
SCHEDULE 2 Borrowers, Vessels and Tranches
SCHEDULE 3 Conditions Precedent
SCHEDULE 4 Requests
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 6 Repayments
SCHEDULE 7 Form of Compliance Certificate
SCHEDULE 8 Form of Valuation Certificate
SCHEDULE 9 Structure Chart
SCHEDULE 10 Form Of Increase Confirmation
SCHEDULE 11 Existing Swaps

THIS SENIOR SECURED CREDIT FACILITY AGREEMENT (the “Agreement”) is dated 9 December 2014 and made between:

(1)	THE LIMITED LIABILITY COMPANIES set out in Schedule 2 (Borrowers, Vessels, and Tranches) as joint and several borrowers (each a “Borrower” and together the “Borrowers”);
(2)
DHT HOLDINGS INC. a Marshall Islands corporation with registered office at Trust company Complex, Ajeltake Road, Ajetake Island, Majuro, Marshall Islands MH96960 as parent company and guarantor (the “Parent”);

(3)
DNB BANK ASA of Dronning Eufemias gate 30, P.O. Box 1600 Sentrum, N-0021 Oslo, Norway, organisation number 984 851 006, and Nordea Bank Norge ASA of Middelthunsgate 17, P.O. Box 1166 Sentrum, N-0107 Oslo, Norway, organisation number 911 044 110, as bookrunners and underwriters (the “Bookrunners and Underwriters”);

(4)	DNB BANK ASA, DVB BANK SE, LONDON BRANCH AND NORDEA BANK NORGE ASA as mandated lead arrangers (the “Mandated Lead Arrangers”);
(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Lenders and Commitments) as lenders (the “Original Lenders”);
(6)
NORDEA BANK FINLAND PLC., LONDON BRANCH of 8th Floor, City Place House, 55 Basinghall Street, London EC2V 5NB, United Kingdom, branch company registration number BR006382, DNB BANK ASA and DVB BANK SE, LONDON BRANCH as Hedge Counterparties at the date of this Agreement; and

(7)
NORDEA BANK NORGE ASA of Middelthunsgate 17, P.O. Box 1166 Sentrum, N-0107 Oslo, Norway, organisation number 911 044 110, as the “Security Agent” and as facility agent (in its capacity as facility agent, hereafter referred to as the “Agent”).

IT IS AGREED as follows:

1.           DEFINITIONS AND INTERPRETATION

1.1         Definitions

In this Agreement:

“Account Bank” means the Security Agent.

“Account Charges” means agreements for the first priority charge of any amounts credited to the Earnings Accounts, to be made between relevant Obligor and the Security Agent (on behalf of the Finance Parties) as first priority collateral for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to all the Finance Parties, provided however that all amounts deposited to the Earnings Accounts shall be freely available to the respective Borrower unless and until the Account Bank has received a notification that a Default has occurred and that the amounts shall hereafter be blocked.

“Accounting Principles” means in respect of the Obligors, generally accepted accounting principles in its jurisdiction of incorporation, in each case including IFRS.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agency Banks” means the Agent and the Security Agent.

“Applicable Margin” means two point fifty per cent. (2.50%) per annum.

“Approved Brokers” means the ship broker/consultancy firms RS Platou, Fearnleys, Arrow Valuations, Clarkson, Simpson, Spence and Young (SSY) and Poten & Partners or such other reputable and independent consultancy or ship broker firm approved by the Agent acting on the instruction of the Required Lenders.

“Approved Classification Society” means ABS, DNV GL, Lloyds Register or another leading classification society being member of the International Association of Classification Societies and approved by the Required Lenders.

“Approved Ship Registry” means the Marshall Islands ship registry and the Hong Kong ship registry, as well as the French/RIF ship registry with regards to dual flag/bareboat registration of the Vessels already covered by such dual flag/bareboat registration at the date of this Agreement as set out in Schedule 2 (Borrowers, Vessels and Tranches), and such other ship registry as approved by the Agent on behalf of the Required Lenders.

“Arrangers” means the Bookrunners and Underwriters and the Mandated Lead Arrangers.

“Assignment of Charterparties” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of all rights and benefits under each Charterparty with a term in excess of 12 months and the proceeds of any Requisition Compensation, to be made between the relevant Obligor and the Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in agreed form.

“Assignment of Hedging Agreements” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of the relevant Obligor’s rights under the Hedging Agreement to be made between that Obligor and the Security Agent (on behalf of the Finance Parties) as collateral for the Obligors’ obligations under the Finance Documents, in agreed form.

“Assignment of Insurances” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of all proceeds payable under the Insurances for each Vessel, to be made between the relevant Borrowers and any other party having interests in the Insurances and the Security Agent (on behalf of the Finance Parties) as collateral for the Obligors’ obligations under the Finance Documents, in agreed form.

“Assignment of Intra-Group Loans” means an assignment agreement (whether by way of a separate agreement or an agreement containing other security) for the first priority assignment of all proceeds payable to each creditor under the Intra-Group Loans, to be made between the relevant creditors and the Security Agent (on behalf of the Finance Parties) as collateral for the Obligors’ obligations under the Finance Documents, in agreed form.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means in relation to each Facility, the period from and including the date of this Agreement to and including the earlier of:

(a)	19 December 2014; and

(b)	the date when the Facility is fully drawn or cancelled.

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“Break Costs” means the amount (if any) by which:

(a)
the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Singapore and Oslo (or any other relevant place of payment under Clause 31 (Payment mechanics)).

“Change of Control Event” means an event whereby:

(a)	Any person or group of persons acting in concert directly or indirectly obtains:

(i)	33 1/3 % or more of the share capital or voting rights in the Parent; or

(ii)	controls the appointment of the board of directors of the Parent; or

(b)	A change of ownership occurs for any of the Borrowers or a person other than the Parent controls the appointment of the board of directors for any Borrower.

“Charterparty” means any existing and future pool agreements or time charters in respect of the Vessels (including the Samco China Charter).

“Code” means the US Internal Revenue Code of 1986.

“Commercial Manager” means DHT Management AS, a Norwegian limited liability company with business registration number 988 774 863.

“Commitment” means:

(a)
in relation to an Original Lender, the amount in USD set opposite its name under the heading “Commitments” in Schedule 1 (Lenders and Commitments) and the amount of any other Commitment transferred to it under this Agreement less any Loans; and

(b)	in relation to any other Lender, the amount of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Parent, any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in the recommended form of the LMA or in any other form agreed between the Parent and the Agent.

“CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending Regulation (EU) no. 648/2012.

“Default” means an Event of Default or any event or circumstance specified in Clause 25 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)
which has failed to make its participation in the Loan available (or has notified the Agent or the Parent (which has notified the Agent) that it will not make its participation in the Loan available) by the Utilisation Date of the Loan in accordance with Clause 5.3 (Lenders’ Participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which insolvency proceedings, winding up or liquidation has occurred and is continuing unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)           administrative or technical error; or

(B)           a Disruption Event; and

payment is made within 5 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Earnings” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to any of the Obligors and which arise out of the use of or operation of the Vessels, including (but not limited to):

(a)
all freight, hire and passage moneys payable to the Borrowers, including (without limitation) payments of any nature under the Charterparties, or any other charter or agreement for the employment, use, possession, or operation of the Vessels;

(b)	any claim under any guarantees related to freight and hire payable to any Obligor as a consequence of the operation of the Vessels;

(c)	compensation payable to any of the Obligors in the event of any requisition of the Vessels or for the use of the Vessels by any government authority or other competent authority;

(d)	remuneration for salvage, towage and other services performed by the Vessels payable to any of the Obligors;

(e)	demurrage and retention money receivable by any of the Obligors in relation to the Vessels;

(f)	all moneys which are at any time payable under the Insurances in respect of loss of earnings;

(g)
if and whenever a Vessel is employed on terms whereby any moneys falling within paragraphs (a) to (f) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to a Vessel; and

(h)	any other money whatsoever due or to become due to any of the Obligors from third parties in relation to the Vessels.

“Earnings Accounts” means the bank account(s) of each of the Borrowers, which shall be held with the Account Bank or such other banking institution as the Required Lenders may approve and into which the respective Earnings from time to time shall be paid during the Security Period.

“Environmental Approval” means any permit, licence, consent, approval and other authorisations and the filing of any notification, report or assessment required under any Environmental Law for the operation of the Vessels and for the operation of the business of any member of the Group.

“Environmental Claim” means any claim, proceeding or investigation by any party in respect of any Environmental Law or Environmental Approval.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the environment;

(b)	harm to or the protection of human health;

(c)	the conditions of the workplace; or

(d)	any emission or substance capable of causing harm to any living organism or the environment.

“Event of Default” means any event or circumstance specified as such in Clause 25 (Events of Default).

“Existing Loans” means the:

(a)
USD 325 million credit facility dated 15 April 2011, as amended with Nordea Bank Finland Plc., Singapore Branch as agent with Samco Alpha Ltd., Samco Beta Ltd., Samco Eta Ltd. Samco Kappa Ltd., Samco Theta Ltd. and Samco Iota Ltd. as borrowers;

(b)	USD 49 million credit facility signed 29 Nov 2006, as amended, bilateral between Samco Delta Ltd. as borrower and Nordea Bank Finland Plc., London Branch as lender.

(c)	USD 52 million credit facility dated 5 November 2012, bilateral between Samco Epsilon Ltd. as borrower and ING Bank N.V., Singapore Branch as lender.

“Existing Swaps” means the derivative agreements entered into in relation to the Existing Loans as set out in Schedule 11 (Existing Swaps).

“Facility” means the senior secured term loan facility made available under this Agreement as described in Clause (b)2.1 (The Facility and the Loans).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means;

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law, regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)
in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the United States of America), 1 July 2014;

(b)
in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the United States of America), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“Fee Letters” means any letter or letters dated on or about the date of this Agreement between a Finance Party and an Obligor setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, the Security Documents, any Hedging Agreements, the Utilisation Requests, any Selection Notice, any Transfer Certificate, each Compliance Certificate, any Fee Letters, the Trust Agreement and any other document designated as a Finance Document by the Agent and the Borrowers.

“Finance Party” means the Agency Banks, the Arrangers, the Lenders and the Hedge Counterparties.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)
any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing;

(g)
any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(i)	without double counting, the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

“Financial Support” means loans, guarantees, credits, indemnities or other form of financial support.

“First Utilisation Date” means the date at which a Borrower makes the first Utilisation of the Facility.

“General Assignment” means an assignment agreement for the first priority general assignment/floating charge over the relevant Obligor’s Earnings, to be made between that Obligor and the Security Agent (on behalf of the Finance Parties) as collateral for the Obligors’ obligations under the Finance Documents, in agreed form.

“Group” means the Parent and its Subsidiaries from time to time.

“Group A Collateral Vessels” means the collateral vessels Samco Amazon, Samco Redwood, Samco Sunderbans and Samco Taiga as further set out in Schedule 2 (Borrowers, Vessels, and Tranches).

“Group B Collateral Vessels” means each of the collateral vessels set out in Schedule 2 (Borrowers, Vessels, and Tranches) which are not Group A Collateral Vessels.

“Guarantee Obligations” means the obligations of the Parent and each Borrower pursuant to Clause 18 (Guarantee and Indemnity).

“Guarantor” means the Parent, and subject to the limitations set out in Clause 18 (Guarantee and Indemnity), each Borrower.

“Hedge Counterparty” means any of the Arrangers or any Affiliate thereof.

“Hedging Agreement” means the Existing Swaps and any master agreement, schedule, confirmation or other document entered into, or to be entered into, by any of the Borrowers and a Hedge Counterparty on ISDA standard terms or similar terms, for the purpose of hedging interest rate liabilities or other risks in relation to the Facility on a non-speculative basis and designated as a “Finance Document” by the Borrower and the relevant Hedge Counterparty.

“HMT” means Her Majesty’s Treasury of the United Kingdom.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 10 (Form of Increase Confirmation).

“Indemnified Person” means each Finance Party and its respective directors, officers, employees, agents or other representatives in their capacity and role as such.

“Insurance Report” means an insurance report in respect of the Insurances confirming that such Insurances are placed with such insurers, insurance companies and/or clubs in such amounts, against such risks and in such form as acceptable to the Agent (acting on the instructions from the Required Lenders) and comply with the requirements under Clause 24.2 (Insurance), such insurance report to be prepared by [Marsh], or such other reputable insurance advisor approved by the Agent, for the cost of the Borrowers, and addressed to, and capable of being relied upon by, the Finance Parties.

“Insurances” means all the insurance policies and contracts of insurance including (without limitation) those entered into in order to comply with the terms of Clause 24.2 (Insurances) which are from time to time in place or taken out or entered into by or for the benefit of the Borrowers (whether in the sole name of the Borrowers or in the joint names of the Borrowers and any other person) in respect of the Vessels (including claims of whatsoever nature and return of premiums).

“Intra-Group Loans” means any loan made:

(a)	by the Parent to any of the Borrowers; or

(b)	by any of the Borrowers to another Obligor; or

(c)	by any other member of the Group to any of the Borrowers.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Interpolated Screen Rate” means, in relation to LIBOR, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan,

each as of 11.00 a.m. (Oslo time) on the Quotation Day for USD, and if any such rate is below zero, LIBOR will be deemed to be zero.

“ISM Code” means the International Safety Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISPS Code” means the International Ship and Port Facility Security (ISPS) Code as adopted by the International Maritime Organization’s (IMO) Diplomatic Conference of December 2002.

“Legal Reservations” means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 26 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“LIBOR” means, in relation to a Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency of the Loan) the Interpolated Screen Rate for the Loan; or

(c)	If:

(i)	no Screen Rate is available for the currency of the Loan; or

(ii)	no Screen Rate is available for the Interest Period of the Loan and it is not possible to calculate an Interpolated Screen Rate for the Loan,

the Reference Bank Rate,

as of in the case of paragraph (a) and (c) above, 11.00 a.m. (Oslo time) on the Quotation Day for USD and for a period comparable to the Interest Period for that Loan or other sum, and if any such rate is below zero, LIBOR will be deemed to be zero.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility in accordance with the provisions of this Agreement or the principal amount outstanding for the time being of that loan.

“Management Agreements” means the agreements entered into between the Managers and the Obligors with respect to the technical and commercial management of the Vessels.

“Managers” means the Technical Managers and the Commercial Manager, or such other managers as consented to by the Required Lenders in respect of technical or commercial management of the Vessels.

“Managers’ Undertakings” means, in respect of the Vessels, undertakings from each of the Managers in favour of the Security Agent (on behalf of the Finance Parties) pursuant to which the Managers will undertake, inter alia, to subordinate, at all times until the end of the Security Period, all rights, claims or liens they may have against the Vessels or the Borrowers to the rights of the Finance Parties, and not to terminate or amend in any material respect the Management Agreements without the prior written consent of the Security Agent, provided however, that undertakings shall only be obtained from independent third party Managers to the extent commercially possible.

“Market Value” means the fair market value of each of the Vessels, being the average of valuations of the Vessels obtained from two (2) Approved Brokers on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller, on an “as is, where is” basis, free of any charter and/or similar arrangement.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of any Obligor;

(b)	the ability of an Obligor to perform its obligations under the Finance Documents;

(c)	the right and remedies of the Finance Parties pursuant to the Finance Documents; or

(d)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of the Finance Documents.

“Maturity Date” means the date falling on the 5th anniversary of the first Utilization Date but in any event no later than December 31, 2019.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)
if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

“Mortgages” means each of the first priority or preferred as the case may be and, pursuant to Clause 18.10 (Guarantee and indemnity of the Borrowers), cross-collateralised mortgages and (if applicable) any appurtenant deed of covenants thereto, to be executed by the respective Borrower against each of the Vessels and registered in an Approved Ship Registry in favour of the Security Agent (on behalf of the Finance Parties) as security for the Obligors’ obligations under the Finance Documents, in form and substance satisfactory to all the Finance Parties.

“Obligor” means a Borrower or a Guarantor.

“OFAC” means the Office of Foreign Assets Control of the US Department of Treasury.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the financial year ended 31 December 2013.

“Permitted Encumbrances” means;

(a)	liens created pursuant to the Finance Documents;

(b)
any netting or set-off arrangement entered into by any Obligor in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, hereunder any rights of pledge and set-off in relation to a cash pool arrangement;

(c)
any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Borrower in its ordinary course of trading, on arm’s length terms and pursuant to the supplier’s standard and usual terms and conditions;

(d)	any lien arising by operation of law and in the ordinary course of trading and securing obligations not more than thirty (30) days overdue;

(e)	liens for current crews’ wages and salvage; and

(f)	any salvage or ship repairer’s or outfitter’s possessory lien arising by operation of law unless it is agreed that the invoice giving rise to the lien has become due and payable.

“Party” means a party to this Agreement.

“Quarter Date” means each 31 March, 30 June, 30 September and 31 December.

“Quotation Day” means, in relation to any Interest Period, the day occurring two (2) Business Days prior to the commencement of that Interest Period, unless market practice differs in the London interbank market for USD, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the Reference Banks could borrow funds in the Relevant Interbank Market.

“Reference Banks” means each of the Original Lenders or such other banks as may be appointed by the Agent in consultation with the Borrowers.

“Relevant Interbank Market” means the London interbank market.

“Relevant Jurisdiction” means, in relation to an Obligor:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Security Interest to be created by it under any Security Document is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any of the Security Interest granted under any Security Documents entered into by it.

“Repeating Representations” means each of the representations set out in Clause 20 (Representations) except those set out in Clause 20.9 (No default), Clause 20.10(c) (No misleading information), Clause 20.11 (Financial statements),  Clause  20.14 (Good title to assets), Clause 20.17 (No winding-up), Clause 20.18 (The Vessels), Clause 20.19 (ISM Code and ISPS Compliance), Clause 20.20 (Compliance with  laws and Environmental Claims) and Clause 20.24 (Sanctions).

“Required Lenders” means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction), provided however, that for as long as only the Original Lenders participate with Commitments under the Facility, Required Lenders shall mean all of the Original Lenders.

“Requisition” means the requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation howsoever for any reason of a Vessel by any government entity or other competent authority whether de jure or de facto that shall exclude requisition for use or hire not involving requisition of title.

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”.

“Restricted Party” means a person that is

(a)	listed on any Sanctions List (whether designated by name or by reason of being included in a class of person),

(b)
domiciled, registered as located or has as its main place of business in, or is incorporated under the laws of, a country that is subject to Sanctions Laws that attach legal effect to being domiciled, registered as located in, having its main place of business in, and /or being incorporated under the laws of such country,

(c)	directly or indirectly more than 50% owned or controlled by a person referred to in (a) or (b) above, or

(d)	with which any Lender is prohibited from dealing or otherwise engaging in a transactions with by any Sanctions Laws.

“Samco China Charter” means a charterparty entered into between Samco Epsilon Ltd. and Esso Societe Anonyme Francaise for the employment of the Vessel Samco China with expiry in June 2021.

“Sanctions Authorities” means (i) the Government of Norway, (ii) the Government of the United States of America, (iii) the United Nations, (iv) the European Union and the Member States of the European Union, and with regard to the such authorities, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the United States Department of State, OFAC and HMT.

“Sanctions Laws” means any economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by the Sanctions Authorities.

“Sanctions List” means any list of persons or entities published in connection with Sanctions Laws by or on behalf of the Sanctions Authorities, including but not limited to the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets”, maintained by HMT.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for USD for the relevant period displayed on page LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters.

“Security Documents” means each of the security documents as may be entered into from time to time pursuant to Clause 19 (Security).

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Obligors and the Finance Parties that:

(a)	all amounts which have become due for payment by the Borrowers or any other party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any of the Finance Documents;

(c)	the Borrowers have no future or contingent liability under any provision of this Agreement and the other Finance Documents; and

(d)
the Agent and the Required Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created under or pursuant to a Finance Document.

“Security Provider” means any member of the Group (other than the Obligors) which pursuant to the provisions of Clause 19 (Security) is obliged to grant any of the Security Documents.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 4 (Requests) given in accordance with Clause 10 (Interest Periods) in relation to a Loan.

“Share Charge” means each share charge agreement (whether by way of a separate agreement or an agreement containing other security) which is collateral to the Finance Documents for the first priority charge over all the issued shares in each Borrower between Samco Shipholding Pte. Ltd. or DHT Holding Limited, as the case may be in its capacity as Security Provider and the Security Agent (for the benefit of the Finance Parties) as security for the Borrowers’ obligations under the Finance Documents in form and substance satisfactory to all the Finance Parties.

“Solvent” means in relation to a corporation or limited liability company, solvent within the meaning of the applicable laws of its jurisdiction of formation and/or United States federal bankruptcy law.

“Subsidiary” means an entity of which a person has direct or indirect control (whether through the ownership of voting capital, by contract or otherwise) or owns directly or indirectly more than 50% of the shares and for this purpose an entity shall be treated as controlled by another if that entity is able to direct its affairs and/or to control the composition of the board of directors or equivalent body.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Tax Deduction” means a deduction or withholding for or on account of tax from a payment under a Finance Document, other than a FATCA Deduction.

“Technical Managers” means either of:

(a)	Goodwood Ship Management Pte. Ltd., a company incorporated under the laws of Singapore with its registered office at 20 Science Park Road, #02-34/36 TeleTech Park, Singapore 117674; and

(b)	V.Ships France SAS of 34 Place Viarme, 44000 Nantes, France.

“Total Commitments” means the aggregate of the Commitments, being a maximum principal amount of USD 302,000,000 specified as such in Schedule 1 (Lenders and Commitments) at the date of this Agreement.

“Total Loss” means, in relation to any Vessel:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of that Vessel;

(b)	the Requisition of that Vessel; or

(c)
any hijacking, theft, arrest, expropriation, confiscation or acquisition of that Vessel (other than Requisition), whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a governmental or official authority (excluding requisition for hire for a period not exceeding six (6) Months without any right of extension) unless it is within one (1) Month from the Total Loss Date redelivered to the full control of the relevant Borrower.

“Total Loss Date” means:

(a)	in the case of an actual Total Loss of a Vessel, the date on which it occurred or, if that is unknown, the date when the Vessel was last heard of;

(b)
in the case of a constructive, compromised, agreed or arranged Total Loss of a Vessel, the earlier of: (i) the date on which a notice of abandonment is given to the insurers (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date at which either a Total Loss is subsequently admitted by the insurers or a Total Loss is subsequently adjudged by a competent court of law or arbitration panel to have occurred or, if earlier, the date falling six (6) months after notice of abandonment of the Vessel was given to the insurers; and (ii) the date of compromise, arrangement or agreement made by or on behalf of the relevant Borrower with the Vessel’s insurers in which the insurers agree to treat the Vessel as a Total Loss; or

(c)	in the case of any other type of Total Loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the Total Loss occurred.

“Tranche” means a portion of the Facility to be made available for each Borrower in such amount as set opposite the respective Borrower in Schedule 2 (Borrowers, Vessels, and Tranches).

“Tranche Repayment Date” means each of the dates when a Loan shall be repaid, being the date falling three Months after the First Utilisation Date and each date falling at three monthly intervals thereafter.

“Tranche Repayment Instalment” means the quarterly repayment amounts applicable for each Borrower under its respective Tranche as set out for each Borrower in Schedule 6 (Repayments).

“Transaction” means the acquisition by the Parent of 100 % of the shares in Samco Shipholding Pte. Lt. for a cash consideration of approximately USD 325,000,000 financed through a combination of new equity, a convertible bond and cash at hand.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

“Trust Agreement” means the New York law governed trust agreement between, amongst others, Nordea Bank Norge ASA in its capacity as Agent and trustee whereby Nordea Bank Norge ASA have agreed to hold the Mortgages registered in Marshall Islands for the benefit of the Finance Parties.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“USD” means United States Dollars, being the lawful currency in the United States of America.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 4 (Requests).

“VAT” means value added tax as provided for in the Norwegian Value Added Tax Act of 2009 no. 58 and any other tax of a similar nature.

“Valuation Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Valuation Certificate).

“Vessel” means the Group A Collateral Vessels and the Group B Collateral Vessels.

1.2           Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	words denoting the singular number shall include the plural and vice versa;

(ii)
unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(iii)	“agreed form” means:

(A)	where a Finance Document has already been executed by all of the relevant parties, such Finance Document in its executed form;

(B)
prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrowers as the form in which that Finance Document is to be executed or another form approved at the request of the Borrowers or, if not so ageed or approved, is in the form specified by the Agent;

(iv)	references to a guarantee obligation being payable “on demand” shall be a reference to a Norwegian påkravsgaranti;

(v)	references to a provision of law is a reference to that provision as it may be amended or re-enacted, and to any regulations made by the appropriate authority pursuant to such law;

(vi)
a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(vii)
the “Agent”, the “Arrangers”, any “Finance Party”, any “Lender”, any “Obligor”, any “Party” or any other “person” shall be construed so as to include its successors in title, permitted assignees and permitted transferees;

(viii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(ix)
a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality); and

(x)	reference to persons “acting in concert” shall be interpreted pursuant to the provisions of the Norwegian Securities Trading Act of 2007 No. 75 (as from time to time amended).

(b)	Clause and Schedule headings are for ease of reference only.

(c)	A Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

2.            THE FACILITY

2.1          The Facility and the Loans

(a)
Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount up to the Total Commitments subject to the conditions for Utilisations set out in this Clause 2.1 (The Facility and the Loans).

(b)
Each Borrower may draw one Loan under the Facility in relation to the Vessel owned by that Borrower. The Borrowers may utilise the Facility on up to five (5) Utilisation Dates during the Availability Period.

(c)	The amount of each Loan made available to a Borrower shall not exceed the lowest of:

(i)	the amount designated to such Vessel under the respective Tranche; or

(ii)
for the last Utilisation Date, such amount which, when taken together with any other amount or amounts of the Loan(s) already borrowed or requested under the Facility, does not aggregate to more than 60 % of the Market Value of the Vessels.

2.2          Finance Parties’ rights and obligations

(a)
The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3          Increase

(a)	The Parent may by giving prior notice to the Agent by no later than the date falling fifteen (15) Business Days after the effective date of a cancellation of:

(i)	the Available Commitments of a Defaulting Lender in accordance with Clause 5.5 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with Clause 7.1 (Illegality),

request that the Total Commitments be increased (and the Total Commitments under that Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(iii)
the increased Commitments will be assumed by one or more Lenders or other banks or financial institutions (each an “Increase Lender”) selected by the Parent (each of which shall be acceptable to the Agent (acting reasonably)) and each of which confirms its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender (it being understood that it is the Increase Lender’s obligation to ascertain whether any other documents or other formalities are required to confirm the Security Interest created pursuant to the Security Documents, including any guarantees);

(iv)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(v)
each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(vi)	the Commitments of the other Lenders shall continue in full force and effect; and

(vii)
any increase in the Total Commitments shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender; and

(ii)
in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase the delivery to the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Borrower and the Increase Lender.

(c)
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)
The Parent shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of USD 3,500 and shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.3 (Increase).

(e)	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a Fee Letter.

(f)	Clause 26.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.3 in relation to an Increase Lender as if references in that Clause to:

(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

(ii)	the “New Lender” were references to that “Increase Lender”; and

(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.4          Parent’s Authority

(a)
Each Obligor (other than the Parent), by its execution of this Agreement, irrevocably authorises the Parent to act on its behalf as its representative in relation to the Finance Documents and authorises:

(i)
the Parent, on its behalf, to supply all information concerning itself, its financial condition and otherwise to the Finance Parties as contemplated under this Agreement and to give all administrative notices and instructions to be provided by such Obligor under the Finance Documents, to execute, on its behalf, any Finance Document and to enter into any agreement and amendment in connection with the Finance Documents if the Parent believes such amendment to be indubitably beneficial to such Obligor; and

(ii)
each Finance Party to give any notice, demand or other communication to be given to or served on such Obligor pursuant to the Finance Documents to the Parent on its behalf, and in each such case such Obligor will be bound thereby (and shall be deemed to have received notice thereof) as though such Obligor itself had been given such notice and instructions, executed such agreement or received any such notice, demand or other communication.

(b)
Every act, omission, agreement, undertaking, waiver, notice or other communication given or made by the Parent under this Agreement, or in connection with this Agreement (whether or not known to any Obligor) shall be binding for all purposes on all other Obligors as if the other Obligors had expressly made, given or concurred with the same. In the event of any conflict between any notice or other communication of the Parent and any other Obligor, the notice or other communication of the Parent shall prevail.

3.            PURPOSE

3.1          Purpose

(a)	DHT Condor Limited shall apply all amounts borrowed by it towards part financing the Vessel “DHT Condor” and general and corporate capital requirements; and

(b)	Each other Borrower shall apply all amounts borrowed by it under the Facility towards repayment of the Existing Loans in full and general and corporate capital requirements.

3.2          Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.            CONDITIONS OF UTILISATION

4.1          Initial conditions precedent

(a)
No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 3 (Initial Conditions Precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Borrowers and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Required Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.2           Conditions precedent for each Utilisation

(a)
The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) in relation to a Utilisation if on or before the Utilisation Date, the Agent has received all of the documents and other evidence listed in Schedule 3 Part II (Conditions Precedent to each Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

(b)
Other than to the extent that the Required Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (a) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.3           Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.3 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.4           Waiver of Conditions Precedent

The conditions specified in this Clause 4 (Conditions Precedent) are solely for the benefit of the Lenders and may be waived on their behalf in whole or in part and with or without conditions by the Agent (acting on the instructions of the Required Lenders), save for conditions which are comprised by Clause 37.2 (All Lender matters) and which will be subject to consent from all the Lenders.

5.            UTILISATION

5.1          Delivery of a Utilisation Request

A Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 11:00 (Oslo time) three (3) Business Days prior to the proposed Utilisation Date.

5.2          Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	the proposed Utilisation Date is a Business Day within the Availability Period;

(b)	the currency specified is USD and the amount of the Utilisation comply with the requirements set out in Clause 2.1 (The Facility and the Loans):

(c)	maximum one (1) Loan is requested in respect of each Vessel; and

(d)	the proposed Interest Period complies with Clause 10 (Interest Periods).

5.3          Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)
Upon receipt of the Utilisation Request, the Agent shall notify each Lender of the details of the requested Loan and the amount of each Lender’s participation in the relevant Loan. If the conditions set out in this Agreement have been met, each Lender shall no later than 11:00 hours (Oslo time) on the relevant Utilisation Date make available to the Agent for the account of the relevant Borrower an amount equal to its participation in the Loan to be advanced pursuant to the relevant Utilisation Request.

5.4          Cancellation of Commitment

Any Available Commitment which, at that time, is unutilised shall be immediately cancelled at the close of business in Oslo at the end of the applicable Availability Period.

5.5           Right of cancellation in relation to a Defaulting Lender

(a)
If any Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 10 Business Days’ notice of cancellation of the Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

6.            REPAYMENT

6.1          Tranche Repayment Instalments

(a)	Each Borrower shall repay the Loan made to it by the respective Tranche Repayment Instalments on each Tranche Repayment Date.

(b)
If one or more of the Group A Collateral Vessels are sold, lost or otherwise disposed of, or should suffer a Total Loss, the Tranche Repayment Instalments payable in relation to each Group B Collateral Vessel shall be increased for each Group A Collateral Vessel sold, lost or disposed of in accordance with the amounts set out in Schedule 6 (Repayments).

(c)	No Borrower may re-borrow any part of the Facility which is repaid.

6.2          Maturity Date

On the Maturity Date, each Borrower shall additionally pay to the Agent for the account of the Finance Parties all other sums then owing by it under the Finance Documents.

7.            PREPAYMENT AND CANCELLATION

7.1          Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Borrowers (or the Parent on their behalf), the Available Commitment of that Lender will be immediately cancelled; and

(c)
to the extent that the Lender’s participation has not been transferred pursuant to paragraph  (d) of Clause 7.7 (Right of replacement or repayment and cancellation in relation to a single Lender), each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender’s corresponding Commitment shall be cancelled in the amount of the participations repaid.

7.2          No voluntary cancellation

During the availability period, no Borrower may voluntarily cancel the whole or any part of the Available Facility before Utilisations have been made for the whole Facility.

7.3          Voluntary prepayment

A Borrower may, if it gives the Agent not less than three (3) Business Days’ prior written notice, prepay the whole or any part of any Loan (but, if in part, being a minimum amount of USD 1,000,000 or integral multiples thereof).

7.4          Total Loss or sale

(a)	If a Vessel:

(i)	is sold or otherwise disposed of ; or

(ii)	suffers a Total Loss,

the Facility shall on the Disposal Reduction Date be reduced and prepaid with the Disposal Reduction Amount.

(b)	For the purpose of this Clause 7.4 (Total Loss or sale):

(i)
“Disposal Reduction Amount” means, in relation to a Vessel, the then outstanding principle amounts of any Loans under the Facility multiplied with a fraction, the numerator of which is the Market Value of such Vessel immediately prior to such sale or Total Loss, and the denominator of which is the aggregate Market Value of all Vessels collateral to the Finance Documents immediately prior to such sale or Total Loss.

If the Vessel Samco China is sold, lost or otherwise disposed of, the Disposal Reduction Amount shall equal the then outstanding principle amounts of any Loans under the Facility multiplied with a fraction, the numerator of which is the fair market value of Samco China including the value of the Samco China Charter (determined as the arithmetic mean provided by two of the Approved Brokers on an “including charter” basis immediately prior to such sale or Total Loss) and the denominator of which is the aggregate Market Value of all Vessels collateral to the Finance Documents immediately prior to such sale or Total Loss and where the Samco China shall be valued including the Samco China Charter.

(ii)	“Disposal Reduction Date” means:

(A)	in the case of a sale or disposal, on the date upon which the sale or disposal of such Vessel is completed; or

(B)	in the case of a Total Loss, date which is the earlier of the date the proceeds from the Insurances are available and 120 days after the Total Loss Date.

7.5          Change of Control

(a)	The Obligors shall promptly notify the Agent upon becoming aware of any Change of Control Event.

(b)	Upon the occurrence of a Change of Control Event, the Agent shall notify the Lenders thereof and, unless otherwise instructed by the Required Lenders, by 60 days prior written notice to the Parent:

(i)	cancel the Total Commitments with immediate effect; and

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents, be due and payable.

7.6          Collateral Maintenance Test

(a)	Upon a non-compliance with Clause 22.4 (Minimum Market Value), the Borrowers shall within the date falling 30 calendar days after such breach occurred:

(i)
Repay the Facility, on a pro rata basis across all Tranches then drawn, by an aggregate amount equal to the amount which is required for the Borrowers to become compliant with Clause 22.4 (Minimum Market Value) again; or

(ii)
provide cash collateral, or other collateral with such value as is reasonably satisfactory to the Agent (acting on the instructions of the Required Lenders), provided however that cash collateral in such USD amount necessary to remedy the shortfall shall always be acceptable.

(b)
Collateral provided under this Clause 7.6 (Collateral Maintenance Test) shall be released, discharged and re-assigned to the relevant Obligor(s) as soon as the Borrowers can demonstrate compliance with Clause 22.4 (Minimum Market Value).

7.7          Right of replacement or repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Borrowers under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)
On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above (or, if earlier, the date specified by the Borrowers in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

8.	RESTRICTIONS AND APPLICATION OF PREPAYMENTS AND CANCELLATIONS

8.1          Notices of Cancellation or Prepayment

Any notice of cancellation or prepayment given by any Party under Clause 7 (Prepayment and Cancellation) shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

8.2           Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

8.3           Restrictions

(a)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(b)	No Borrower may re-borrow any part of the Facility which is cancelled and/or prepaid.

(c)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

8.4          Agent’s receipt of Notices

If the Agent receives a notice under Clause 7 (Prepayment and Cancellation) it shall promptly forward a copy of that notice to either the Borrowers (or the Parent on their behalf) or the (affected) Lender(s), as appropriate.

8.5          Application of proceeds and reduction of Commitments

(a)	Any amount prepaid by a Borrower pursuant to this Agreement, , shall be applied pro rata against the relevant Tranche Repayment Instalments (including the balloon) for that Borrower.

(b)
If the Disposal Reduction Amount exceeds the relevant Tranche made available to that Borrower, the excess amounts of such Disposal Reduction Amount shall be applied pro rata against the remaining Tranche Repayment Instalments (including the balloons) for the remaining Borrowers.

8.6          Amended Repayment Schedule

Upon any prepayment or cancellation the Agent shall, if applicable, replace Schedule 6 (Repayments) with an amended and new repayment schedule, reflecting the applications in accordance with Clause 8.5 (Application of proceeds and reduction of Commitments) and provide a copy to the Borrowers and the Lenders thereof.

9.             INTEREST

9.1          Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

(i)	the Applicable Margin; and

(ii)	LIBOR.

9.2          Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than three Months, on the dates falling at three-monthly intervals after the first day of the Interest Period).

9.3          Default interest

(a)
If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph 9.3(b) below, is two hundred basis points higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 (Default interest) shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)
the rate of interest applying to the overdue amount during that first Interest Period shall be two hundred basis points higher than the rate which would have applied if the overdue amount had not become due.

(c)
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)
This Clause 9.3 (Default interest) does not apply to any amount payable under an ISDA master agreement (as a Hedging Agreement) in respect of any continuing “Designated Transaction” as to which section 9 (h) (Interest and Compensation) of the relevant ISDA master agreement shall apply.

9.4           Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower (or the Parent on its behalf) of the determination of a rate of interest under this Agreement.

10.           INTEREST PERIODS

10.1        Selection of Interest Periods

(a)	A Borrower (or the Parent on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)
Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the relevant Borrower (or the Parent on behalf of that Borrower) to which that Loan was made not later than 11:00 (Oslo time) three (3) Business Days prior to the beginning of the relevant Interest Period.

(c)	If a Borrower (or the Parent) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be three (3) Months.

(d)
Subject to this Clause 10, a Borrower may select an Interest Period of one (1), three (3) or six (6) Months or any other period agreed between the Borrowers and the Agent (acting on the instructions of all the Lenders), provided however that that the number of one Month Interest Periods shall be limited to one per calendar year for each Borrower.

(e)	An Interest Period for a Loan shall not extend beyond the Maturity Date but shall be shortened so that it ends on the Maturity Date.

(f)
In respect of a Tranche Repayment Instalment, an Interest Period for a part of the Loan equal to such Tranche Repayment Instalment shall end on the Tranche Repayment Date relating to it if such date is before the end of the Interest Period then current.

(g)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)
Following the First Utilisation Date, the Interest Period selected for Loans made on each subsequent Utilisation of the Facility shall be shortened so that they end on the last date of the Interest Periods for the previous Loans drawn under the Facility.

10.2        Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11.           CHANGES TO THE CALCULATION OF INTEREST

11.1        Absence of quotations

Subject to Clause 11.2 (Market Disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by noon London time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2        Market disruption

(a)
If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Applicable Margin; and

(ii)
the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the LIBOR is not available; or

(ii)
before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed fifty per cent. (50%) of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR.

11.3        Alternative basis of interest or funding

(a)
If a Market Disruption Event occurs and the Agent or the Borrowers so require, the Agent and the Parent shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Parent, be binding on all Parties.

11.4        Break Costs

(a)
Each Borrower shall, within three (3) Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.           FEES

12.1        Commitment fee

(a)
The Borrowers shall pay to the Agent (for the account of each Lender) a commitment fee in USD computed at the rate of forty per cent. (40%) of the Applicable Margin per annum on that Lender’s Available Commitment for the Availability Period.

(b)	The accrued commitment fee is payable on each Quarter Date and on the last day of the Availability Period.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2        Other fees

The Borrowers shall pay such other fees in such amounts and at the times agreed in the Fee Letters.

13.          TAX GROSS UP AND INDEMNITIES

13.1        No withholding

All payments by the Obligors under the Finance Documents shall be made free and clear of and without deduction or withholding for or on account of any Tax or any other governmental or public payment imposed by the laws of any jurisdiction from which or through which such payment is made, unless a Tax Deduction or withholding is required by law.

13.2        Tax gross-up

(a)
Any Obligor shall promptly upon becoming aware that it must make a Tax Deduction or withholding (or that there is any change in the rate or the basis of a Tax Deduction or withholding) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the relevant Obligor.

(b)	If a Tax Deduction or withholding is required by law to be made by an Obligor:

(i)
the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction or withholding) leaves an amount equal to the payment which would have been due if no Tax Deduction or withholding had been required; and

(ii)	the Obligor shall make that Tax Deduction or withholding within the time allowed and in the minimum amount required by law.

(c)
Within thirty (30) days of making either a Tax Deduction or withholding or any payment required in connection with that Tax Deduction or withholding, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction or withholding has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

13.3        Tax indemnity

The relevant Obligor shall within three (3) Business Days of demand by the Agent pay to the Agent for the account of the relevant Finance Party an amount equal to the loss, liability or cost which a Finance Party determines will be or has been (directly or indirectly) suffered for or on account of any Tax by such Finance Party in respect of a Finance Document, save for any Tax on overall net income assessed on a Finance Party or to the extent such loss, liability or cost is compensated under 13.2 (Tax gross-up), or relates to a FATCA Deduction required to be made by a Party.

13.4        VAT

All amounts set out, or expressed to be payable under a Finance Document by any Finance Party to a Finance Document shall be deemed to be exclusive of any VAT. If VAT is chargeable, the relevant Obligor shall pay to the Agent for the account of such Finance Party (in addition to the amount required pursuant to the Finance Documents) an amount equal to such VAT.

13.5        FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another Party pursuant to 13.5(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)
Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (a)(i) or (ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

13.6        FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Parent, the Agent and the other Finance Parties.

13.7        Hedging Agreement

Clauses 13.1 (No withholding) through 13.6 (FATCA Deduction) above do not apply for sums due between an Obligor and a Hedge Counterparty under or in connection with an ISDA master agreement (as a Hedging Agreement) as to which sums the provisions of Section 2(d) (Deduction or Withholding for Tax) of that ISDA master agreement shall apply.

14.           INCREASED COSTS

14.1        Increased costs

(a)
Subject to Clause 14.3 (Exceptions) the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) attributable to the implementation or application of or compliance with Basel III Standards, CRD IV and CRR.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

(c)
For the purpose of this Clause 14.1 (Increased costs), “Basel III Standards” means the consultations, including the agreements on capital requirements, a leverage ratio and liquidity standards contained in such consultations, published by the Basel Committee of Banking Supervision in December 2010 with the titles “Basel III: International framework for more resilient banks and banking systems” and “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” and “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Supervision in November 2011, each as amended, supplemented or restated, together with any further guidance of standards in relation to the Basel III Standards published or to be published by the Basel Committee on Banking Supervision.

14.2        Increased cost claims

(a)
A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3        Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 13.3 (Tax indemnity);

(iii)	attributable to a FATCA Deduction required to be made by a Party; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

15.          OTHER INDEMNITIES

15.1       Currency indemnity

(a)
If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three (3) Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

(c)	This Clause 15.1 (Currency indemnity) does not apply to any sum due under a Hedging Agreement.

15.2       Other indemnities

(a)	The Borrowers shall, within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i)	the occurrence of any Event of Default;

(ii)
a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 30 (Sharing among the Finance Parties);

(iii)
funding, or making arrangements to fund, its participation in a Loan requested by a Borrower (or the Parent on its behalf) in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(iv)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent; or

(v)
any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonable counsel fees and disbursements) incurred by an Indemnified Person as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws.

(b)
The indemnities in paragraph (a) above shall furthermore cover any cost, loss or liability incurred by an Indemnified Person in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, any Environmental Law, or any Sanctions Laws.

15.3        Indemnity to the Agency Banks

The Borrowers shall promptly indemnify the Agency Banks against any cost, loss or liability incurred by that Agency Bank (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	instructing lawyers, accountants, tax advisers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(d)
the taking, holding, protection and enforcement of the Security Interest created pursuant to the Security Documents or required to be created pursuant to the Finance Documents, the exercise of any of the rights, powers, discretions and remedies vested in the Agent by the Finance Documents or by law, or any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents.

16.          MITIGATION BY THE LENDERS

16.1        Mitigation

(a)
Each Finance Party shall, in consultation with the Parent, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office however so that a Finance Party should be under no obligation pursuant to this Clause 16.1 (Mitigation) if such mitigation or remedy would be contrary to any Sanction Laws.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2        Limitation of liability

(a)	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

17.          COSTS AND EXPENSES

17.1        Transaction expenses

The Borrowers shall promptly on demand pay the Agency Banks the amount of all costs and expenses (including external legal costs for a joint counsel and collateral fees incurred by them in connection with the negotiation, preparation, printing, execution, perfection and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2        Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or

(b)	an amendment or variation of any Finance Document is required or any release granted,

the Borrowers shall, within three (3) Business Days of demand, reimburse the Agency Banks for the amount of all costs and expenses (including internal and external legal and collateral fees) incurred by them in responding to, evaluating, negotiating or complying with that request or requirement.

17.3        Interest compensation in respect of pre-positioning

If, in respect of a Utilisation, the Lenders pre-position funds with the agent bank under any Existing Loan at the request of a Borrower, that Borrower and each other Obligor:

(a)
agree to pay interest on the amount of such funds at the rate described in Clause 9.1 (Calculation of interest) applicable to the first Interest Period for the period during which funds have been pre-positioned and so that interest shall be paid together with the first payment of interest in respect of that Loan or, if the Utilisation Date for that Loan does not occur, within three Business Days of demand by the Agent; and

(b)	shall, without duplication, indemnify each Finance Party against any losses it may incur in connection with such arrangement.

17.4        Enforcement and preservation costs

The Borrowers shall, within three (3) Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document, and against any cost, loss, or liability incurred by it as a result of any claim, action, civil penalty or fine against, any settlement, and any other kind of loss or liability, and all reasonable costs and expenses (including reasonably counsel fees and disbursements) incurred by the Agent or any Lender as a result of conduct of any Obligor or any of their partners, directors, officers, employees, agents or advisors that violates Sanctions Laws.

18.          GUARANTEE AND INDEMNITY

18.1        Guarantee and indemnity

Subject to Clauses 18.10 (Guarantee and indemnity of the Borrowers), each Guarantor irrevocably and unconditionally jointly and severally:

(a)
guarantees to each Finance Party, as and for its own debts as principal obligor and not merely as a surety, the due and punctual performance by each Borrower of all of that Borrower’s obligations under the Finance Documents;

(b)
undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand by the Agent pay that amount as if it was the principal obligor; and

(c)
undertakes to indemnify each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2        Continuing guarantee

The Guarantee Obligations are continuing guarantee obligations and will extend to the ultimate balance of all amounts payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3        Maximum liability

The liability of each Guarantor hereunder shall be limited to USD 550,000,000 (principal amount plus a headroom for Hedging Agreements), in addition to any Unpaid Sum (including interest and costs).

18.4        Number of claims

There is no limit on the number of claims that may be made by the Agent (on behalf of the Finance Parties) under this Agreement.

18.5        Survival of Guarantor’s liability

A Guarantor’s liability to the Finance Parties under this Clause 18 (Guarantee and Indemnity) shall not be discharged, impaired or otherwise affected by reason of any of the following events or circumstances (regardless of whether any such events or circumstances occur with or without such Guarantor’s knowledge or consent):

(a)	any time, waiver, consent, forbearance or other indulgence given or agreed by the Finance Parties with any Obligor in respect of any of the Obligor’s obligations under the Finance Documents; or

(b)	any defence, legal limitation, disability or incapacity of any Obligor related to the Finance Documents; or

(c)	any amendments to or variations of the Finance Documents agreed by the Finance Parties with any Obligor; or

(d)	the liquidation, bankruptcy or dissolution (or proceedings analogous thereto) of any Obligor; or

(e)	any other circumstance which might otherwise constitute a defence available to or discharge of, a Guarantor.

18.6           Waiver of rights

Each Guarantor specifically waives all rights under the provisions of the Norwegian Financial Agreements Act 1999 (as amended) not being mandatory provisions, including (but not limited to) the following provisions (the main contents of the relevant provisions being as indicated in the brackets):

(a)	§ 62 (1)a (each Guarantor waives the right to be notified of any contemplated security or guarantee which has not come into effect or a subsequent termination or annulment thereof);

(b)	§ 63 (1) – (2) (each Guarantor waives the right to be notified of any Event of Default hereunder and the right to be kept informed thereof);

(c)	§ 63 (3) (each Guarantor waives the right to be notified of any extension granted to a Borrower in payment of principal and/or interest);

(d)	§ 63 (4) (each Guarantor waives to be notified of a Borrower’s bankruptcy proceedings or debt reorganisation proceedings and/or any application for the latter);

(e)	§ 65 (3) (each Guarantor waives that its consent shall be required for such Guarantor to be bound by amendments to the Finance Documents that may be detrimental to its interest);

(f)
§ 66 (1) and (2) (each Guarantor waives that its consent shall be required for the release or termination of other security which was agreed to be granted or implied to be granted as security for the Finance Documents);

(g)	§ 67 (2) (each Guarantor waives any reduction of the Guarantor’s liabilities hereunder as long as any amount is outstanding under the Finance Documents);

(h)
§ 67 (4) (each Guarantor waives that its liabilities hereunder shall lapse after ten (10) years, as that Guarantor shall remain liable hereunder as long as any amount is outstanding under any of the Finance Documents);

(i)
§ 70 (each Guarantor waives that the Guarantors shall have any right of subrogation into the rights of the Finance Parties under the Finance Documents, as a Guarantor shall not have any such rights until and unless the Finance Parties shall have received all amounts due or to become due to them under the Finance Documents);

(j)
§ 71 (each Guarantor waives that the Finance Parties shall have liability first to make demand upon or seek to enforce remedies against the Borrowers or any other security provided in respect of the Borrowers’ liabilities under the Finance Documents before demanding payment under or seeking to enforce the Guarantee Obligations hereunder, as the Finance Parties shall have no such liability);

(k)	§ 72 (each Guarantor waives that any interest and default interest due under any of the Finance Documents shall not be secured by the Guarantee Obligations);

(l)	§ 73 (1) – (2) (each Guarantor waives that all costs and expenses related to an Event of Default under this Agreement should not be secured by the Guarantee Obligations); and

(m)
§ 74 (1) – (2) (each Guarantor waives that a Guarantor can make claims against the other Obligors for payment, as a Guarantor shall not make any claim against the Borrower for payment until and unless the Finance Parties first shall have received all amounts due or to become due to them under the Finance Documents).

18.7        Deferral of Guarantor’s rights

Each Guarantor undertakes to the Finance Parties that for as long as any of the Finance Documents are effective and until the expiry of the Security Period:

(a)
following receipt by it of a notice from the Agent of the occurrence of any Event of Default which is continuing, none of the Guarantors will make demand for or claim payment of any moneys due to that Guarantor from any Obligor, or exercise any other right or remedy to which any of the Guarantors are entitled in respect of such moneys unless and until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(b)
if an Obligor shall become the subject of an insolvency proceeding or shall be wound up or liquidated, the Guarantors shall not (unless so instructed by the Agent and then only on condition that the Guarantor holds the benefit of any claim in such insolvency or liquidation to pay any amounts recovered thereunder to the Agent) make any claim in such insolvency, winding-up or liquidation until all moneys owing or due and payable by any Obligor to the Finance Parties under the Finance Documents have been irrevocably paid in full;

(c)
if a Guarantor, in breach of paragraphs (a) and/or (b) above receives or recovers any money pursuant to any such exercise, claim or proof as therein referred to, such money shall be held by such Guarantor in custody for the Agent and immediately be paid to the Agent so as for the Agent to apply the same as if they were moneys received or recovered by the Agent under this Agreement; and

(d)	the Guarantors have not taken nor will they take from any Obligor any Security Interest whatsoever for the moneys hereby guaranteed.

18.8        Enforcement

(a)	No Finance Party shall be obliged before taking steps to enforce the Guarantee Obligations of any of the Guarantors under this Agreement:

(i)	to obtain judgement against any Obligor or any third party in any court or other tribunal;

(ii)	to make or file any claim in a bankruptcy or liquidation of any Obligor or any third party; or

(iii)	to take any action whatsoever against any Obligor or any third party under the Finance Documents, except giving notice of any payment due hereunder,

and each Guarantor hereby waives all such formalities or rights to which it would otherwise be entitled or which the Finance Parties would otherwise first be required to satisfy or fulfil before proceeding or making any demand against the Guarantors hereunder, except as required hereunder or by law.

(b)
Any release, discharge or settlement between a Guarantor and the Finance Parties (or any of them) in relation to any Finance Document shall be conditional upon no payment made by any Obligor to the Finance Parties hereunder or thereunder being void, set aside or ordered to be refunded pursuant to any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason whatsoever. If any payment is void or at any time so set aside or ordered to be refunded, the Finance Parties shall be entitled subsequently to enforce the Guarantee Obligations hereunder as if such release, discharge or settlement had not occurred and any such payment had not been made.

18.9        Additional security

The Guarantee Obligations are in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.10     Guarantee and indemnity of the Borrowers

The obligations of the Borrowers under this Agreement are joint and several obligations. Each Borrower hereby agrees that its joint and several obligations for the other Borrowers shall be on the same terms, limitations and conditions as the Guarantee Obligations as set out under this Clause 18 (Guarantee and Indemnity).

19.          SECURITY

19.1        Security Documents

(a)
The obligations and liabilities of each Obligor under the Finance Documents, including (without limitation) each Borrowers’ obligation to repay the Loans together with all unpaid interest, default interest, commissions, charges, expenses and any other derived liability whatsoever of the Borrowers towards the Finance Parties in connection with this Agreement, shall at any time from the Utilisation of a Tranche relating to a Vessel and throughout the Security Period be secured by the Guarantee Obligations provided pursuant to Clause 18 (Guarantee and Indemnity) and additionally the following Security Documents in respect of such Borrower(s) and Vessel(s):

(i)	the Mortgages (including any deeds of covenants if applicable);

(ii)	the Assignment of Insurances;

(iii)	the Share Charges;

(iv)	the Account Charges;

(v)	the Assignments of Intra-Group Loans;

(vi)	the General Assignment;

(vii)	the Assignment of Charterparties;

(viii)	the Assignment of Hedging Agreements; and

(ix)	the Managers’ Undertakings.

(b)
Notwithstanding paragraph (a) above, the obligation of the relevant Obligor to obtain the Assignment of Charterparties shall be subject to relevant limitations in the relevant Charterparty and each Borrower (or the Parent on its behalf) shall use commercially reasonable efforts to obtain consents and/or acknowledgements from the respective charterers under each Charterparty.

19.2        Undertakings with regard to Security Documents

Subject to the Legal Reservations, the Parent and the relevant Borrower(s) undertake:

(a)
to ensure that the Security Documents are duly executed by the parties thereto (including by any Security Provider) in favour of the Security Agent (on behalf of the Finance Parties) on such date that each Security Document shall be effective pursuant to this Clause 19 (Security), in each case legally valid and in full force and effect and perfected on first priority; and

(b)	to execute or procure the execution of such further documentation as the Agent may reasonable require in order for the relevant Finance Parties to maintain the security position envisaged hereunder.

19.3        Agent’s authority to effectuate and discharge Finance Documents

(a)
The granting, execution, registration and perfection of any Security Document and/or the Security Interest granted thereby by an Obligor to the Security Agent (on behalf of the Finance Parties) may, in the sole discretion of the Agent, be subject to such closing procedure or similar mechanism for effectuation as the Agent shall require and agree to in sole discretion on behalf of the Finance Parties.

(b)
Each Finance Party hereby authorises the Agent (in its sole discretion) to agree to and effectuate the discharge and release of any Security Document as shall be required pursuant to effectuation of a transaction which is permitted pursuant to this Agreement, and such closing procedure or similar mechanism for effectuation of such release and discharge as the Agent shall in its sole discretion require and agree to in connection therewith.

20.          REPRESENTATIONS

Each Obligor represents and warrants to each Finance Party as follows at the date of this Agreement:

20.1        Status

(a)	It is a limited liability company, or, in the case of the Parent, a corporation duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

20.2        Binding obligations

Subject to the Legal Reservations, the Finance Documents to which it is a party constitute (or will, when executed by the respective parties thereto, constitute) legal, valid, binding and enforceable obligations, subject only to any general principles of law limiting such obligations, enforceable in accordance with its terms and, save as provided for therein, no registration, filing, payment of Tax or fees or other formalities are necessary or desirable to render the Finance Documents enforceable against it and, in respect of the Vessels, for the Mortgages to constitute a valid and enforceable first priority Security Interest.

20.3        Non-conflict with other obligations

The entry into and performance by it of the transactions contemplated by the Finance Documents do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	its or any of its Subsidiaries’ constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

20.4        Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

20.5       Validity and admissibility in evidence

All Authorisations required or desirable:

(i)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(ii)	to make the Finance Documents to which it is a party admissible in evidence in its Relevant Jurisdictions,

have been obtained or effected and are in full force and effect.

20.6        Governing law and enforcement

Subject to the Legal Reservations, the choice of governing law of each Finance Document will be recognised and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in its Relevant Jurisdictions.

20.7        No deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

20.8        No filing or stamp taxes

Under the laws of its Relevant Jurisdiction it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, except:

(i)	that the Mortgages must be registered in an Approved Ship Registry (and the registration fees applicable to such Mortgages will need to be paid);

(ii)	stamp duty may be payable in the Cayman Islands if the original Finance Documents are brought into or executed in the Cayman Islands;

(iii)	any Security which is granted by a Borrower or Obligor which is incorporated in the Cayman Islands should be recorded in its register of mortgage and charges; and

(iv)	such other registration requirements as noted in the Legal Reservations.

20.9        No default

(a)
No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into and performance of any transaction contemplated by any of the Finance Documents.

(b)
No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, giving of notice or the making of any determination or the fulfilment of any other applicable conditions or any combination of the foregoing would constitute) a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or might have a Material Adverse Effect.

20.10      No misleading information

(a)
Any factual information provided by any member of the Group or otherwise relevant to matters contemplated by the Finance Documents was complete, true, and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)
The financial projections contained in any information provided or approved by any member of the Group have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)
No event or circumstance has occurred or arisen and no information has been omitted from any information provided or approved by a member of the Group and no information has been given or withheld that results in the information contained in such information being incomplete, untrue, or misleading in any material respect.

20.11      Financial statements

(a)
Complete and correct. The Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings) were prepared in accordance with the Accounting Principles consistently applied and fairly and accurately represent the assets, liabilities and the financial condition of each relevant Obligor as at the relevant Quarter Date.

(b)
No undisclosed liabilities. As of the date of the Original Financial Statements and the financial information most recently delivered to the Agent pursuant to Clause 21 (Information Undertakings), no relevant Obligor has had any material liabilities, direct or indirect, actual or contingent which has not been disclosed to the Agent, and there is no material, unrealised or anticipated losses from any unfavourable commitments not disclosed by or reserved against it in the Original Financial Statements, the most recent delivered financial information or in the notes thereto.

(c)
No material change. Since the date of the financial information most recently delivered to the Agent or the Lenders pursuant to Clause 21 (Information Undertakings), there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Obligors which might have a Material Adverse Effect.

20.12      Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.13      No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect has or have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

20.14      Good title to assets

It has a good, valid and marketable title to, or valid leases or licences of, and all appropriate Authorisations to use, the assets necessary to carry on its business as presently conducted.

20.15      Taxation

(a)
It has complied with all taxation laws in all jurisdictions where it is subject to taxation and has paid all Taxes and other amounts due to governments and other public bodies, save to the extent that (i) payment is being contested in good faith, (ii) adequate reserves have been maintained for those Taxes and (iii) payment can be lawfully withheld.

(b)	No claims are being asserted against it with respect to any Taxes or other payments due to public or governmental bodies which might be reasonably expected to have a Material Adverse Effect.

20.16      No immunity

The execution and delivery by it of each Finance Document to which it is a party constitute, and its exercise of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes, and it will not (except for bankruptcy or any similar proceedings) be entitled to claim for itself or any or all of its assets immunity from suit, execution, attachment or other legal process in any proceedings taken in relation to any Finance Document.

20.17      No winding-up

It has not taken any corporate action nor have any other steps been taken or legal proceedings been started or threatened against it for its reorganisation, winding-up, dissolution or administration or other similar process in any Relevant Jurisdiction or for the appointment of a receiver, business rescue practitioner, administrator, administrative receiver, trustee or similar officer of it or any or all of its assets.

20.18      The Vessels

Each Vessel will on the respective date of Utilisation in relation to it be:

(i)
in the absolute ownership of the relevant Borrower, free and clear of all encumbrances (other than current crew wages and the relevant Mortgage) and, the respective Borrower is and will remain the sole, legal and beneficial owner of such Vessel;

(ii)	registered in the name of the relevant Borrower with an Approved Ship Registry;

(iii)	kept in a good, safe and efficient condition and state of repair consistent with prudent ownership and management practice; and

(iv)	classed with an Approved Classification Society, free of any material overdue conditions of class.

20.19      ISM Code and ISPS Compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Managers and the Vessels have been complied with in all material respects.

20.20     Compliance with laws and Environmental Claims

Except as may have been disclosed by it in writing to, and acknowledged in writing by, the Agent:

(i)	It is in compliance with the provisions of all material laws, including without limitation all material Environmental Laws; and

(ii)
no material Environmental Claims are pending or threatened against it and no incident, event or circumstance has occurred which may give rise to such material Environmental Claim or is reasonably likely, if determined against that Borrower, to have a Material Adverse Effect.

20.21      No money laundering

It is acting for its own account in relation to the Facility Outstanding and in relation to the performance and the discharge of its obligations and liabilities under the Finance Documents and the transactions and other arrangements effectuated or contemplated by the Finance Documents to which it is a party, and the foregoing will not involve or lead to contravention, in any Relevant Jurisdiction, of any law, official requirement or other regulatory measure or procedure implemented to combat money laundering (as defined in Article 1 of the Directive (2001/97EC of the European Parliament and of 4 December 2001) including, but not limited to Directive 2005/60 amending Council Directive 91/308).

20.22      No corrupt practices

It has observed, and to the best of its knowledge and belief, parties acting on its behalf have observed in the course of acting for it, all applicable laws and regulations relating to bribery and corrupt practices in any Relevant Jurisdiction.

20.23      Use of proceeds

No proceeds of any Utilisation under the Facility shall be made available, directly or indirectly, to or for the benefit of a Restricted Person nor shall they otherwise be applied in a manner or for a purpose prohibited by Sanctions Laws.

20.24      Sanctions

(a)	Each Obligor, and to the best of each Obligor’s knowledge, their respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws.

(b)	No Obligor, and to the best of each Obligor’s knowledge, nor any of their respective directors, officers, employees, agents or representatives:

(i)	is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or

(ii)	is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws.

20.25      Solvency

(a)	Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Finance Documents.

(b)	Each Obligor is, and immediately upon giving effect to the transactions contemplated by the Finance Documents will be, Solvent.

20.26      Repetition

The Repeating Representations shall be deemed to be repeated by each Obligor by reference to the facts and circumstances then existing on:

(a)	the date of each Utilisation Request;

(b)	the first day of each Interest Period; and

(c)
the date of each Compliance Certificate forwarded to the Agent pursuant to Clause 21.2 (Provision and contents of Compliance Certificate) (or, if no such Compliance Certificate is forwarded, on each day such certificate should have been forwarded to the Agent at the latest).

21.           INFORMATION UNDERTAKINGS

The undertakings set out in this Clause 21 (Information Undertakings) shall remain in force from the date of this Agreement and throughout the Security Period.

21.1         Financial statements

Each Borrower and the Parent, as applicable, shall supply or procure the supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as they are available and public, but in any event within 120 days after the end of its financial year:

(i)	the audited consolidated financial statements of the Parent for that financial year; and

(ii)	the unaudited financial statements of each Borrower for that financial year;

(b)	as soon as they are available and public, but in any event within 90 days after each Quarter Date the unaudited consolidated financial statements of the Parent for that financial quarter; and

(c)	as soon as they are available, but in any event within 90 days after the end of its financial year, the financial projections of the Group on an annual basis; and

(d)	any other financial information as the Agent may reasonably require (including with respect to Sanctions Laws).

21.2           Provision and contents of Compliance Certificate

(a)
The Parent (on behalf of itself and the Borrowers) shall supply a Compliance Certificate to the Agent with each set of the financial statements provided pursuant to Clause 21.1 (Financial statements) as at the date at which those financial statements were drawn up together with any relevant supporting documentation enabling the Lenders to determine and monitor the Obligors’ compliance with Clause 22 (Financial Covenants) and Clause 22.4 (Minimum Market Value).

(b)	The Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with Clause 22 (Financial Covenants).

(c)	Each Compliance Certificate shall be signed by the chief financial officer of the Parent.

21.3        Requirements as to financial statements

(a)
The Obligors shall procure that each set of financial statements delivered pursuant to Clause 21.1 (Financial statements) consists of balance sheets, profit and loss statements and for the Parent, consolidated cash flow statements. The Financial statements shall be prepared using the Accounting Principles, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements.

(b)
If, during the Security Period and in relation to any set of financial statements, there has been a change in the Accounting Principles, or as a result of the introduction or implementation of any accounting standard or any change in the same or in any applicable law the Accounting Principles will have to be changed, the Parent shall notify the Agent in writing when becoming aware of such change.

(c)
If the Agent or the Parent believes that the financial covenants set out in Clause 22 (Financial Covenants) need to be amended as a result of any change, determination or requirement comprised by paragraph (b) above, the Parent and the Agent (acting on the instructions of the Required Lenders) shall negotiate in good faith to amend the existing financial covenants so as to provide the Finance Parties with substantially the same protection as follows from the financial covenants agreed in Clause 22 (Financial Covenants).

(d)	If the Parent and the Agent cannot agree such amended financial covenants within 30 days, the Parent shall procure that the auditors of the Parent deliver to the Agent:

(i)
a description of a change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)
sufficient information, in form and substance as may be reasonably required by the Agent in relation to such financial statements, in order to enable the Lenders to determine whether Clause 22 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(e)
Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.4        Market Valuation of the Vessels

(a)	Each Borrower shall (at its own expense) arrange for the Market Value of its Vessel to be determined, valued and reported to the Agent by delivering a Valuation Certificate:

(i)	on a quarterly basis within 10 days of each Quarter Date; and/or

(ii)	upon the Agent’s request if an Event of Default has occurred and is continuing.

(b)
If the Borrowers fail to arrange for determination of the Market Value after the occurrence of an Event of Default which is continuing, the Agent may (at the Borrowers’ expense) arrange for the Market Value of each of the Vessels to be determined and valued by Approved Brokers elected by the Agent.

(c)	The valuations provided pursuant to this Clause 21.4 (Market Valuation of the Vessels) shall be dated no more than thirty (30) days prior to being presented to the Agent.

21.5         Information: miscellaneous

Each Obligor shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the relevant Obligor to its creditors generally at the same time as they are dispatched;

(b)	relevant details of any change of legal name, type or organisation or other material change to its articles of incorporation (to the extent allowed under the relevant Finance Documents);

(c)
promptly upon becoming aware of them, relevant details of any material litigation, arbitration or administrative proceedings which are current, or to its knowledge threatened or pending against any of the Obligors;

(d)
promptly upon becoming aware of them, relevant details of any inquiry, claim, action, suit, proceeding or investigation pursuant to Sanctions Laws by any Sanctions Authority against any member of the Group, any of the Obligors’ respective directors, officers or members of management as well as information on what steps are being taken with regards to answer or oppose such; and

(e)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

21.6        Notification of Default

(a)
Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)
Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.7        “Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or its shareholders after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)
Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

22.           FINANCIAL COVENANTS

The financial covenants in this Clause 22 (Financial Covenants) shall remain in force from the date of this Agreement and throughout the Security Period.

22.1        Financial definitions

In this Agreement:

“Cash” means:

(a)	cash in hand legally and beneficially owned by a member of the Group; and

(b)
cash deposits legally and beneficially owned by a member of the Group and which are deposited with (i) an Arranger (ii) any other deposit taking institution having a rating of at least A from Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe or (iii) any other bank or financial institution approved by the Agent, which in each case:

(i)	is free from any Security Interest, other than pursuant to the Security Documents;

(ii)	is otherwise at the free and unrestricted disposal of the relevant member of the Group by which it is owned; and

in the case of cash in hand or cash deposits held by a member of the Group other than the Obligors, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrowers to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being paid without restriction to an Obligor within three (3) Business Days of its request or demand therefore either by way of a dividend or by way of a granting or repayment of an intra-group loan.

“Cash Equivalents” means:

(a)
any investments in marketable debt obligations issued or guaranteed by (i) a government or (ii) an instrumentality or agency of a government and in respect of (i) and (ii) having a short-term credit rating of either A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(b)	commercial paper (debt obligations) not convertible or exchangeable to any other security;

(i)	for which a recognised trading market exists;

(ii)	which is issued by an issuer incorporated in the United States of America, the United Kingdom or Norway;

(iii)	which matures within one year after the relevant date of calculation; and

(iv)
which has a short-term credit rating of at least A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe;

(c)	any investment in money market funds which

(i)	have a short-term credit rating of either A-1 or higher by Standard & Poor’s Rating Services or the equivalent with any other principal credit rating agency in the United States of America or Europe,

(ii)	which invest substantially all their assets in securities of the types described in paragraphs (a) to (b) above; and

(iii)	can be turned into Cash on not more than 5 Business Days’ notice; or

(d)	any other debt security approved by the Agent (acting on the instruction of the Required Lenders),

in each case, to which any member of the Group is alone (or together with other members of the Group) beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security Interest and in the case of Cash Equivalents held by a member of the Group other than the Obligors, is (in the opinion of the Agent, upon such documents and evidence as the Agent may require the Borrowers to provide in order to form the basis of such opinion) capable or, upon the occurrence of an Event of Default under this Agreement, would become capable of being converted into cash and paid without restriction to an Obligor within 10 Business Days of its request or demand therefore, either by way of a dividend or by way of a granting or repayment of an intra-group loan.

“Current Assets” means the aggregate of all cash, inventory, work in progress, trade and other receivables including prepayments in relation to operating items and sundry debtors expected to be realised within twelve months from the date of computation in accordance with the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Parent as delivered pursuant to Clause 21.1 (Financial statements), but excluding amounts in respect of:

(iii)	receivables in relation to Tax;

(iv)	exceptional items and other non-operating items; and

(v)	insurance claims.

“Current Liabilities” means the aggregate of all liabilities (including trade creditors, accruals and provisions) expected to be settled within twelve months from the date of computation in accordance with the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Parent as delivered pursuant to Clause 21.1 (Financial statements), however excluding the current portion of long term debt maturing 6 Months or more after the date of computation as well as excluding any balloon instalments under any financing arrangement.

“Equity Ratio” means the ratio, expressed as a percentage, of Value Adjusted Equity to Value Adjusted Total Assets.

“Excess Values” means the positive or negative (as the case may be) difference between:

(i)	the Market Value (in respect of the Vessels) or the market value as established in accordance with the procedure described in the definition of “Market Value” (in respect of other vessels), and

(ii)	the book value of the relevant vessel.

“Funded Debt” means all interest bearing debt of the Parent as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Parent as delivered pursuant to Clause 21.1 (Financial statements).

“Value Adjusted Equity” means, at any time, the value of the paid-in capital and reserves of the Parent as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Parent as delivered pursuant to Clause 21.1 (Financial statements) adjusted with any Excess Values.

“Value Adjusted Tangible Net Worth” means Value Adjusted Total Assets, less the value of all liabilities and intangible assets as determined by the Accounting Principles.

“Value Adjusted Total Assets” means the total book value of all the assets of the Group as shown in the latest published audited consolidated balance sheet or the latest published interim consolidated balance sheet of the Parent as delivered pursuant to Clause 21.1 (Financial statements) which would, in accordance with the Accounting Principles, be classified as assets of the Group adjusted with any Excess Values.

“Working Capital” means, on any date, Current Assets less Current Liabilities.

22.2        Financial condition of the Parent

(a)	Equity Ratio

The Parent shall procure that the Equity Ratio of the Group shall not at any time fall below 25%.

(b)	Net Worth

The Parent shall procure that the Value Adjusted Tangible Net Worth shall at all times be higher than USD 200,000,000.

(c)	Working Capital

The Parent shall procure that the consolidated Working Capital of the Group shall at all times be greater than zero.

(d)	Minimum Liquidity

The Parent shall procure that the consolidated Cash and Cash Equivalents of the Group shall at any times be equal to or higher of:

(i)	6 % of the Funded Debt; or

(ii)	USD 20,000,000.

22.3        Financial condition of each Borrower

Each Borrower shall at all times maintain a Working Capital greater than zero.

22.4        Minimum Market Value

Following the First Utilisation Date and throughout the Security Period, the Obligors shall at any time procure that the aggregate Market Value of the Vessels subject to a Security Interest under the Security Documents is at least hundred and thirty-five per cent. (135%) of the sum of the Loans outstanding under the Facility from time to time.

22.5        Financial testing

The financial covenants set out in Clause 22.2 (Financial condition of the Parent) shall be calculated on the Parent’s consolidated figures and in accordance with the Accounting Principles and tested (i) by reference to each of its financial statements delivered pursuant to Clause 21.1 (Financial statements) (whether audited or un-audited) and each Compliance Certificate delivered pursuant to Clause 21.2 (Provision and contents of Compliance Certificate) and (ii) at such other times as reasonably requested by the Agent by reference to such documentation as is then available or made available in accordance with paragraph (c) of Clause 21.4 (Information: miscellaneous), and presented to the Agent in form and substance satisfactory to the Required Lenders.

22.6        Most favoured lender status

(a)
If at any time, the Parent or any Borrower shall agree to (or amend, or modify) any financial covenant with any of its creditors and such financial covenant is not contained in this Agreement or would be more beneficial to the Finance Parties than any analogous financial covenant contained in this Agreement, then:

(i)	the Parent shall promptly inform the Agent thereof in reasonable detail;

(ii)
such additional financial covenant shall be deemed incorporated mutatis mutandis by reference into this Agreement, effective as of the date when such additional financial covenant became effective between the Parent and/or relevant Borrower(s) and its creditor(s); and

(iii)
the Obligors shall enter into any additional agreement, amendment or addendum to this Agreement as reasonably requested by the Agent in order to evidencing the incorporation of such additional financial covenant.

(b)	Any additional financial covenant incorporated into this Agreement shall:

(i)	remain unchanged herein notwithstanding any waiver of such additional financial covenant by the relevant creditor(s);

(ii)	be deemed automatically amended in this Agreement to reflect any subsequent amendments made to such additional financial covenant with the relevant creditor(s); and

(iii)	be deemed deleted from this Agreement at such time as such additional financial covenant is deleted or otherwise removed from the agreement between the relevant Obligor and its creditor(s).

23.           GENERAL UNDERTAKINGS

The undertakings in this Clause 23 remain in force from the date of this Agreement and throughout the Security Period.

23.1        Authorisations

Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document.

23.2        Compliance with Laws

The Obligors shall, and the Parent shall procure that each other member of the Group as well as the Managers and any charterer will:

(i)	comply in all material respects with all laws or regulations applicable to its business and the operation of the Vessels, including all material Environmental Laws;

(ii)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(iii)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environment Approvals; and

(iv)	comply with all Sanctions Laws.

23.3        Corrupt Practices

Each Obligor shall act in compliance with all applicable laws and regulations relating to bribery and corrupt practices in any Relevant Jurisdiction and shall use all reasonable endeavours to procure that any person acting on its behalf acts in such manner in the course of acting for it.

23.4        Taxation

Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith; and

(ii)
adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under Clause 21.1 (Financial statements).

23.5        No change of business

The Obligors will not, without the prior written consent of the Agent, engage in any business other than the business which it is engaged as of the date of this Agreement, and activities directly related thereto, and similar or related business, or change its type of organisation or jurisdiction.

23.6        Financial year

Except with the prior written consent of the Agent, neither the Borrowers nor the Parent shall alter their financial year end.

23.7        Pari passu ranking

Each Obligor shall ensure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured and unsubordinated obligations, except for those obligations which are preferred by mandatory law applying to companies generally in the jurisdictions of their incorporation or in the jurisdiction in the ports of calls.

23.8        Centre of Main Interest

None of the Obligors shall change its jurisdiction of incorporation or change its centre of main interest (for the purposes of Council Regulation (EC) no. 1346/2000 on insolvency proceedings) to another jurisdiction without obtaining the prior written consent of the Required Lenders.

23.9        Stock Exchange Listing

The Parent shall remain listed on the New York Stock Exchange or such other internationally recognized stock exchange as agreed with the Required Lenders.

23.10      Ownership

(a)	The Parent shall remain the 100% (direct or indirect) legal and beneficial owner of all shares and economic benefit of the other Obligors.

(b)
Each Borrower will (from the relevant Utilisation Date if applicable) hold full legal title to and own the entire beneficial interest in its respective Vessel, and each Borrower will hold full legal title to and own the entire beneficial interest in the Insurances and the Earnings payable to it, free of any Security Interest and other encumbrances and rights of every kind, except for the Permitted Encumbrances.

(c)
Notwithstanding paragraphs (b) above, a Borrower may enter into an agreement for the voluntary sale of a Vessel at Market Value and on arm’s length terms for an immediate consideration payable in cash, always subject to compliance with Clause 7.4 (Total Loss or sale).

23.11      Merger and demerger

(a)	Except with the prior written consent of the Required Lenders, the Obligors will not, and shall procure that no other member of the Group will:

(i)	enter into any merger or consolidation with any other company unless with another Group member; and

(A)	each Obligor shall survive as a separate legal entity remaining bound in all respects by its obligations and liabilities under the Finance Documents; and

(B)	the Borrowers will continue to be special purpose companies, owning only their relevant Vessel; or

(ii)	demerge itself into any two or more companies.

(b)	Subject to paragraph (a) above, immediately upon a change to the ownership structure as set out in Schedule 9 (Structure Chart), the Parent shall advise the Agent of such change.

23.12      Investment Restrictions

No Borrower shall charter in any vessels or make any future investments or acquisitions, except for any investments or capital expenditures related to the use, operations, trading repairs and ordinary maintenance work of the Vessels.

23.13      Restrictions on indebtedness

(a)	None of the Borrowers shall incur, create or permit to subsist any Financial Indebtedness.

(b)	The restrictions in paragraph (a) above do not apply to:

(i)	Financial Indebtedness incurred pursuant to the Finance Documents;

(ii)
the Existing Loans, provided however that the relevant Existing Loan is repaid by each Borrower following the relevant Borrower’s Utilisation of the Facility and that all Existing Loans are repaid within the expiry of the Availability Period;

(iii)
Intra-Group Loans and guarantee advances from a member of the Group to the Borrowers on the conditions that all such Intra-Group Loans are subject to the Assignment of Intra-Group Loans and that all guarantee advances are subordinated and unsecured in a form and substance satisfactory to the Agent;

(iv)	Financial Indebtedness incurred in the ordinary course of operating and maintaining the Vessel owned by such Borrower, and

(v)	other Financial Indebtedness consented to in writing by the Agent (acting upon instructions from the Required Lenders).

(c)	Subject to paragraph (a) above, each other member of the Group may incur, create or permit to subsist Financial Indebtedness as long as:

(i)	after giving effect to any such incurrence of Financial Indebtedness, the Parent remains in compliance with the financial covenants set out in Clause 22 (Financial Covenants) going forward; and

(ii)	no Default or Event of Default exists at the time of incurrence thereof or would result therefrom.

23.14      Financial Support

The Borrowers shall not provide, procure, create or permit to subsist any Financial Support or otherwise be a creditor in respect of Financial Indebtedness, other than:

(i)	Financial Support created pursuant to the Finance Documents;

(ii)	normal trade credits extended to its customers on normal commercial terms and in the ordinary course of its business;

(iii)	Financial Support in the form of Intra-Group Loans on the condition that such Intra-Group Loans are subject to the Assignment of Intra-Group Loans; and

(iv)	Financial Support consented to in writing by the Agent (acting upon instructions from the Required Lenders).

23.15      Negative pledge

(a)	No Obligor shall create or permit to subsist any Security Interest over any undertakings, property, assets, rights or revenues which are subject to the Security Documents.

(b)	No Borrower shall:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any Obligor;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)
The Parent shall not create or permit to subsist any Security Interest over the shares in Samco Shipholding Pte. Ltd. (including the right to receive dividend or any other legal or economic benefit arising out of the ownership of such shares).

(d)	The restrictions set out under paragraphs (a) – (c) above do not apply to:

(v)	Security Interests granted pursuant to the Security Documents;

(vi)	any Permitted Encumbrances; or

(vii)	Security Interests consented to in writing by the Agent (acting upon instructions from the Required Lenders).

23.16      Dividends

The Parent and each Borrower may:

(i)	pay dividends (or make any other distributions to its shareholders), or

(ii)	buy-back its own common stock; or

(iii)	enter into any derivative transactions having the same effect as a distribution;

however only to the extent that:

(A)	no Default is continuing or would result from the proposed transaction, and

(B)	after giving effect to such transaction, the Parent and its Subsidiaries remain in full compliance with the provisions of this Agreement (including those set out in Clause 22 (Financial Covenants).

23.17      Earnings Accounts

(a)	Each Borrower shall collect and credit all its Earnings to its respective Earnings Account, and open and maintain its Earnings Accounts with the Account Bank or as otherwise agreed to by the Agent.

(b)	No transfer shall be made from any Earnings Account when an Event of Default is in existence or anticipated (including, but not limited to, an expected breach of Clause 22.4 (Minimum Market Value)).

23.18      Transactions with Affiliates

Each Obligor shall procure that all transactions entered into with an Affiliate or any person which must be deemed to be acting in concert with an Affiliate are made at market terms and otherwise on an arm’s length basis.

23.19      No change of operations

(a)	The Parent shall procure that there is no change of executive management of the Group without the prior written consent of the Required Lenders.

(b)	Each Obligor shall procure that:

(i)
the Vessel Samco China shall remain employed under the Samco China Charter and the Samco China Charter shall not be terminated, cancelled or materially amended without the prior written consent of the Required Lenders;

(ii)	the Managers continue to perform the management services for the Vessels;

(iii)	none of the Management Agreements are materially amended, terminated, or waived without the prior written consent of the Required Lenders; and

(iv)	none of the Managers’ Undertakings are materially amended, terminated, or waived, without the prior written consent of all the Lenders.

23.20      Assignment, novation or transfer of contracts

After the occurrence of an Event of Default which is continuing, the Obligors shall upon the Agent’s request make their best endeavours, to the extent legally permissible by law, to have assigned, novated or otherwise transferred the rights and obligations under the Charterparties or any other charter contracts, to one or several parties nominated by the Agent.

24.           VESSEL COVENANTS

The undertakings set out in this Clause 24 (Vessel Covenants) shall, unless otherwise specified, remain in force from the date of this Agreement and throughout the Security Period.

24.1        Flag, name and ship registry

The Obligors shall procure (and provide the Agent with evidence of such compliance upon request) that:

(i)	the Vessels are registered with an Approved Ship Registry, classed by the Approved Classification Society and managed by the Managers;

(ii)	no change of name or flag of any of the Vessels shall be made without the prior written consent of the Required Lenders; and

(iii)
no parallel registration of a Vessel in any ship registry (other than as already in force at the date of this Agreement as set out in Schedule 2 (Borrowers, Vessels and Tranches) shall be made without the prior written consent of the Required Lenders.

24.2         Insurances

(a)
The Borrowers shall during the Security Period maintain or ensure that each of the Vessels is insured against such risks in terms of scope and to the extent as is usual for companies carrying on the same or substantially similar business, including Hull and Machinery, Protection & Indemnity (including maximum cover for oil pollution liability generally available in the market (currently USD 1,000,000,000)), Hull Interest and/or Freight Interest and War Risk (including blocking and trapping, confiscation, piracy, hijacking, terrorism and War Risk P&I) insurances, in such amounts and currencies, on an agreed value basis, on such terms (including the terms of the Nordic Marine Insurance Plan of 2013 (as amended)) and with such insurers or P&I associations and placed through insurance brokers as the Agent (in its discretion) shall reasonably approve as appropriate for an internationally reputable shipping company, but so that the Protection & Indemnity cover shall be taken out with a member of the International Group of P&I Clubs. The Borrowers shall seek the approval in writing of the Agent, acting on the instruction of all the Lenders, prior to placing any Insurances through any captive vehicle.

(b)
The value of the Hull and Machinery insurance of each Vessel shall at all times be at least eighty per cent. (80%) of the Market Value of each Vessel and the aggregate value of the Hull and Machinery insurance, Hull Interest insurance and/or Freight Interests insurance on each Vessel shall at all times be at least equal to or higher than the Market Value of that Vessel.

(c)
The aggregate value of the Hull and Machinery insurance of all the Vessel shall be equal to or higher than the Total Commitments, and the aggregate value of the Hull and Machinery insurance, Hull Interest insurance and Freight Interests insurance of all the Vessels shall at all times be at least equal to one hundred and twenty per cent. (120%) of the Total Commitments.

(d)
The Borrowers shall procure that the Security Agent (on behalf of the Finance Parties) is noted as first priority mortgagee and sole loss payee in the insurance contracts, together with the confirmation from the underwriters to the Agent that the notice of assignment with regards to the Insurances and the loss payable clauses (with a threshold amount of USD 1,000,000) are noted in the insurance contracts and that standard letters of undertaking confirming this are executed by the insurers, always provided that the evidence thereof is in form and substance satisfactory to the Agent in its discretion. The Borrowers shall, if so required by the Agent, provide the Finance Parties with details of terms and conditions of the Insurances and break down of insurers.

(e)
Not later than fourteen (14) days prior to the expiry date of the relevant Insurances, the Borrowers shall procure the delivery to the Agent of a certificate from the insurance broker(s) or the Insurers, confirming the Insurances referred to in sub-clause (a) above have been renewed and taken out in respect of the Vessels with insurance values as required by this Clause 24.2 (Insurances), that such Insurances are in full force and effect and that the Agent (on behalf of all the Finance Parties) has been noted as first priority mortgagee by the relevant insurers.

(f)
If the Insurances have been taken out under the Nordic Marine Insurance Plan of 2013, the Borrowers shall procure that the interests of the Finance Parties are protected by way of the inclusion of section 8-4 of the Nordic Marine Insurance Plan of 2013, in the insurances for Hull and Machinery, Hull Interest, Freight Interest and War Risk.

(g)
The Agent shall effect (for the cost of the Borrowers) Mortgagee’s Interest Insurance (“MII”) and Mortgagee’s Additional Perils (Pollution) Insurance (“MAPI”) in respect of each Vessel in an aggregate amount of not less than one hundred and ten per cent. (110%) of the outstanding Loans under this Agreement through such insurers and on such terms as the Agent in its discretion may deem appropriate.

(h)
If any of the Insurances referred to in this Clause 24.2 (Insurances) form part of a fleet cover, the Borrowers shall procure that the insurers shall undertake to the Agent that they shall neither set-off against any claims in respect of any of the Vessels any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel this Insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of each of the Vessels if and when so requested by the Agent.

(i)
The Borrowers shall procure that the Vessels are always employed in conformity with the terms of the instruments of Insurances (including any warranties expressed or implied therein) and comply with such requirements as to extra premium or otherwise as the insurers may prescribe.

(j)	The Borrowers will not (and shall procure that no one else makes) any material change to the Insurances set out in this Clause 24.2 (Insurances) without the prior written consent of the Agent.

24.3        Operations of the Vessels

(a)	The Obligors shall ensure that the Vessels:

(i)
are maintained and preserved in good working order and repair (fair wear and tear excepted) and operated in accordance with first class ownership practice and internationally recognized management standards; and

(ii)
comply and shall procure that a charterer, the Managers and, if applicable, any replacement manager complies with the International Convention for the Safety of Life at Sea (SOLAS) 1974 as adopted, amended or replaced from time to time including, but not limited to, the STCW 95, the ISM Code (including, but not limited to, the maintenance and renewal of valid certificates pursuant thereto), the ISPS Code, Marpol and any other international maritime safety regulations and requirements relevant to the operation and maintenance of the Vessels.

(b)	The Obligors shall upon request provide copies of certificates to the Agent evidencing compliance with paragraph (a) above as soon as the same become available.

(c)	The Obligors shall not:

(i)	employ any of the Vessels nor allow their employment in any manner contrary to law or regulation in any Relevant Jurisdiction; or

(ii)
allow the employment of a Vessel, in the event of hostilities in any part of the world (whether war is declared or not), in any zone which is declared a war zone by any government or by the war risk insurers of any of the Vessels unless the relevant Borrower has (at its expense) effected any special, additional or modified insurance cover which shall be necessary or customary for good shipowners trading vessels within the territorial waters of such country at such time. The Obligors shall, upon request from the Agent, promptly provide evidence of such cover.

24.4        Classification and repairs

The Obligors shall ensure that:

(i)	the Vessels maintain their respective class at the highest level with an Approved Classification Society, free of any material overdue conditions of class;

(ii)
no change of class from that held by the respective Vessel at the date of this Agreement shall be undertaken for any Vessel unless with the prior consent of the Agent (acting on the instructions of the Required Lenders), which shall not be unreasonably withheld;

(iii)	following damage by casualty to a Vessel, carry out the appropriate repairs without undue delay;

(iv)	no modification of, or part removal in respect of a Vessel is carried out in a way that would materially diminish the value of the Vessel;

(v)
none of the Vessels enter the territorial waters (12 nautical mile limit) of the United States of America unless a valid Certificate of Financial Responsibility as required by the United States Coast Guard has been obtained for that Vessel in advance.

24.5        Inspections and class records

(a)
The Obligors shall permit, and shall procure that any charterers and/or managers permit, one person appointed by the Agent to inspect the Vessels once each year for the account of the Borrower upon the Agent giving prior written notice.

(b)	The Obligors shall, upon the Agent’s reasonable request, obtain copies of all class records in relation to the Vessels.

24.6        Surveys

The Borrowers shall submit or cause the Vessels to be submitted to such period or other surveys as may be required for classification purposes and to supply the Agent with copies of all survey reports or confirmation of class issued in respect thereof whenever such is required by the Agent.

24.7        Notification of certain events

The Borrowers shall immediately upon becoming aware of it notify the Agent of:

(i)	any accident to any of the Vessels involving repairs where the costs will or are likely to exceed USD 1,000,000 (or the equivalent amount in any other currency);

(ii)	any material requirement or recommendation made by any insurer or classification society or by any competent authority which is not, or cannot be, promptly complied with;

(iii)	any exercise or purported exercise of any capture, seizure, arrest or lien on any of the assets secured by the Security Documents;

(iv)
the occurrence of any material Environmental Claim against any of the Obligors or any of the Vessels, or any material incident, event or circumstance which may give rise to any such material Environmental Claim; and

(v)	any occurrence as a result of which any of the Vessels has become or is, by the passing of time or otherwise, likely to become a Total Loss.

24.8        Arrest

The Obligors shall promptly pay and discharge, or provide adequate security for:

(i)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against any Vessel, its Insurances or Earnings;

(ii)	all tolls, taxes, dues, fines, penalties and other amounts charged in respect of any Vessel, its Insurances or Earnings; and

(iii)	all other outgoings whatsoever in respect of any Vessel, its Insurances or Earnings,

and forthwith upon receiving a notice of arrest of any of the Vessels, or their detention in exercise or purported exercise of any lien or claim, the Obligors shall procure its release by providing bail or providing the provision of security or otherwise as the circumstances may require.

24.9        Total Loss

In the event that a Vessel shall suffer a Total Loss, the Borrowers shall, within a period of ninety (90) days after the Total Loss Date, obtain and present to the Agent a written confirmation from the relevant insurers that the claim relating to the Total Loss has been accepted in full.

25.           EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 25 is an Event of Default (save for Clause 25.15 Acceleration)).

25.1        Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error affecting the transfer of funds despite timely payment instructions by the Obligor; and

(b)	payment is made within three (3) Business Days of its due date.

25.2        Compliance with Financial Covenants, Laws and Insurances

Any requirement in Clause 22 (Financial Covenants), Clause 23.2 (Compliance with Laws), Clause 20.23 (Use of proceeds) and/or Clause 24.2 (Insurances) is not satisfied.

25.3        Other obligations

(a)	The Obligors do not comply with any provision of the Finance Documents, other than those set out in Clause 25.1 (Non-payment) and 25.2 (Compliance with Financial covenants, Laws and Insurances).

(b)
No Event of Default under (a) above will occur if the failure to comply is capable of remedy and is remedied within ten (10) Business Days of the earlier of the Agent giving notice to the Borrowers or the Borrowers becoming aware of the failure to comply.

25.4        Sanctions

The Obligors, and any of their Affiliates, any of their joint ventures or any of their respective directors, officers, employees, agents or representatives or any other persons acting on any of their behalf, becomes a Restricted Party.

25.5        Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of the Obligors under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

25.6        Cross default

(a)	Any Financial Indebtedness of an Obligor is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)
Any creditor of an Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(e)
No Event of Default will occur under this Clause 25.6 (Cross default) if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above in respect of:

(i)	each Borrower is no more than USD 1,000,000 (or its equivalent in any other currency or currencies); or

(ii)	the Parent is no more than USD 5,000,000 (or its equivalent in any other currency or currencies).

25.7        Insolvency

(a)	Any Obligor:

(i)	is unable or admits inability to pay its debts as they fall due; or

(ii)	suspends or threatens to suspend making payments on any of its debts; or

(iii)
by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

25.8        Insolvency proceedings

Other than to the extent allowed under this Agreement, any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)
the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;

(iii)
the appointment of a liquidator, receiver, administrative receiver, business rescue practitioner, administrator, compulsory manager or other similar officer in respect of any Obligor or any assets of an Obligor; or

(iv)	enforcement of any Security Interest over any assets of an Obligor,

or any analogous procedure or step is taken in any jurisdiction.

25.9        Creditors process

Any lien (except Permitted Encumbrances), expropriation, injunction restraint, arrest attachment, sequestration, distress or execution affects any asset secured by the Security Documents or any other undertakings, property, assets, rights or revenues (not secured by the Security Documents) of the Obligors in an aggregate amount of USD 1,000,000 (or equivalent in any other currency or currencies) and is not discharged within thirty (30) calendar days unless the Finance Parties have been provided with additional security in such form and substance and for such amounts as the Finance Parties may require.

25.10      Unlawfulness and impossibility

(a)
It is or becomes unlawful or impossible for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)
Any obligation or obligations of the Obligors under any Finance Documents are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)
Any Finance Document ceases to be in full force and effect or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective.

25.11      Failure to comply with final judgment

An Obligor fails within five (5) Business Days after becoming obliged to do so to comply with or pay any sum due from it under any final judgement or any final order (being one against which there is no right of appeal or if a right of appeal exists the time limit for making such appeal has expired and no appeal has been made or if an appeal has been made such appeal has been dismissed) made or given by any court of competent jurisdiction, provided, however, that such event shall not be deemed to constitute an Event of Default if the Obligor is entitled to insurance cover for the whole of such sum and the relevant insurers have confirmed liability and undertaken to make payment of the whole of such sum in writing to the person(s) entitled to payment and it is likely (in the reasonable opinion of the Agent) that the insurers will be able to make such payment within thirty (30) days.

25.12      Cessation of business

(a)	An Obligor suspends or ceases or threatens to suspend or cease to carry on its business.

(b)
Any substantial part of an Obligor’s business or assets is destroyed, abandoned, seized, appropriated or forfeited or the authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority, which in the opinion of the Agent will or could reasonably be expected to adversely affect the Obligors’ ability to perform its payment obligations under the Finance Documents.

25.13      Repudiation

(a)
Any document related to the Transaction is repudiated in any material respect which in the opinion of the Agent will or could reasonably be expected to adversely affect the Obligors’ ability to perform its payment obligations under the Finance Documents.

(b)	Any claim for Insurances made by an Obligor is repudiated by an insurer following a Total Loss.

25.14      Material adverse change

Any other event or series of events occur which has or is likely to have a Material Adverse Effect.

25.15      Acceleration

On and at any time after the occurrence of an Event of Default which is continuing, the Agent may, and shall if so directed by the Required Lenders, by notice to the Borrowers:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)
declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(iii)
declare that all or part of the Loans and all other amounts accrued or outstanding under the Finance Documents be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Required Lenders; and

(iv)
take any other action, with or without notice to the Borrower, exercise any other right or pursue any other remedy conferred upon the Agent or the Finance Parties by any of the Finance Documents or by any applicable law or regulation as a consequence of such Event of Default which is continuing.

26.           CHANGES TO THE LENDERS

26.1        Assignments and transfers by the Lenders

(a)	Subject to this Clause 26, a Lender (the “Existing Lender”) may:

(i)	assign or have assumed any of its rights; or

(ii)	transfer any of its rights and obligations,

to another bank or financial institution, or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (including without limitations a member of the European System of Central Banks) (the “New Lender”).

(b)	Any assignment or transfer shall be in a minimum amount of USD 10,000,000.

26.2        Conditions of assignment or transfer

(a)	The consent of the Parent is required for any assignment or transfer by an Existing Lender, unless the assignment or transfer is:

(i)	to another Lender or an Affiliate of a Lender;

(ii)	to a reputable shipping bank or shipping financial institution with a minimum credit ration of “BBB” from Standard & Poor’s Rating Services or “Baa” from Moody’s Investor Services Limited; or

(iii)	made at a time when an Event of Default is continuing.

(b)	An assignment will only be effective on:

(i)
receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)
the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	A transfer will only be effective if the procedure set out in Clause 26.5 (Procedure for transfer) is complied with.

(d)	The Parent will be deemed to have given its consent for a transfer ten (10) Business Days after consent has been sought unless expressly refused within that period.

(e)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)
as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrowers would be obliged to make a payment to the New Lender acting through its new Facility Office under Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under that Clause to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred. This paragraph (d) shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facility.

(f)
Each New Lender, by executing the relevant Transfer Certificate or otherwise, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

26.3         Transfer fee

The New Lender shall, on the date upon which a transfer takes effect, pay to the Agent (for its own account) a transfer fee of USD 3,500.

26.4         Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document;

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and their related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document; and

(ii)
will continue to make its own independent appraisal of the creditworthiness of the Obligors and their related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 26 (Changes to the Lenders); or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

26.5           Procedure for transfer

(a)
Subject to the conditions set out in Clause 26.2 (Conditions of assignment or transfer), a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)
The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied that the Existing Lender and the New Lender have complied with all necessary “know your customer” or similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)
to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents and in respect of the Security Interest created by the Security Documents each of the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and in respect of the Security Interest created by the Security Documents and their respective rights against one another under the Finance Documents and in respect of the Security Interest created by the Security Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)
each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Obligors and the New Lender have assumed and/or acquired the same in place of the Obligors and the Existing Lender;

(iii)
the Agent, the Arrangers, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves and in respect of the Security Interest created by the Security Documents as they would have acquired and assumed had the New Lender been an Original Lender with the rights, and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

26.6        Copy of Transfer Certificate

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, or another instrument for assignments under this Clause 26 (Changes to the Lenders), send to the Borrowers (or the Parent on their behalf) a copy of that Transfer Certificate or such other instrument as applicable.

26.7        Security over Lenders’ rights

(a)
In addition to the other rights provided to the Lenders under this Clause 26 (Changes to the Lenders), each Lender may without consulting with or obtaining any consent from any Obligor, at any time charge, assign or otherwise create Security Interests in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Documents to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank;

(ii)	in connection with any securitisation, covered bond program or any similar or equivalent transaction; and

(iii)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities,

(b)	No charge, assignment or Security Interest granted pursuant to paragraph (a) above shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by the Obligors other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

26.8         Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 26.5 (Procedure for transfer) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)
any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six (6) months, on the next of the dates which falls at six (6) monthly intervals after the first day of that Interest Period); and

(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and

(ii)
the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 26.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

27.           CHANGES TO THE OBLIGORS

27.1        Assignment or transfer by Obligors

(a)	No Obligor may:

(i)	assign any of its rights; or

(ii)	transfer any of its rights or obligations

under the Finance Documents unless with the prior written consent of all Lenders.

(b)	A Hedging Agreement may nonetheless be assigned, transferred or novated without the prior written consent of the Lenders.

27.2        Resignation of Borrowers

Following the voluntary sale or Total Loss of a Vessel, the relevant Borrower may cease to be a Borrower and resign from the Agreement following the Disposal Reduction Date having occurred and the Tranche borrowed by that Borrower is repaid and discharged in full, provided however that no Default is continuing or will occur following the resignation of such Borrower.

28.           ROLE OF THE AGENCY BANKS AND THE ARRANGERS

28.1        Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)
Each other Finance Party authorises the Agent to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2        Instructions

(a)	The Agent shall:

(i)
unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)	all Lenders if the relevant Finance Document stipulates the matter is an all Lender decision; and

(B)	in all other cases, the Required Lenders; and

(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above.

(b)
The Agent shall be entitled to request instructions, or clarification of any instruction, from the Required Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion.  The Agent may refrain from acting unless and until it receives any such instructions or clarification that it has requested.

(c)
Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Required Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)
The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)	In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

28.3           Duties of the Agent

(a)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)
If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)
If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(f)	The Agent shall only have those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

28.4        Appointment and authorisation of the Security Agent

Each Finance Party appoints the Security Agent to act as its security agent under and in connection with the Security Documents.

28.5        Duties of the Security Agent

The Security Agent shall:

(a)	hold the Security Interest created by the Security Documents on behalf of the Finance Parties in accordance with their respective entitlements under the Finance Documents; and

(b)	deal with the assets subject to Security Interest pursuant to the Security Documents,

in accordance with this Clause 28 (Role of the Agency Banks and the Arrangers) and the other provisions of the Finance Documents.

28.6        Relationship

The relationship between the Agency Banks and the other Finance Parties is that of agent and principal only. Nothing in this Agreement shall be construed as to constitute the Agent or the Finance Parties with any fiduciary duties for any other person, and neither the Agent nor the Finance Parties shall be bound to account to any Finance Party for any sum or the profit element of any sum received by it for its own account.

28.7        Application of receipts

(a)
Except as expressly stated to the contrary in any Finance Document, any moneys which the Security Agent receives or recovers pursuant to the Security Documents shall (without prejudice to the rights of the Security Agent under any Finance Document to credit any moneys received or recovered by it to any suspense account) be transferred to the Agent for application in accordance with Clause 31.2 (Distributions by the Agent) and Clause 31.5 (Partial payments).

(b)
Before transferring any moneys to the Agent, the Security Agent may deduct any sum then due and payable pursuant to this Agreement or any other Finance Document to the Security Agent or any receiver, representative, agent or other person appointed by it in connection with carrying out its duties as Security Agent.

28.8        Agency Banks the same person

Where the same person is appointed as Security Agent and Agent, it shall be sufficient for compliance with Clause 28.7 (Application of receipts) for the moneys concerned to be credited to the account to which the Agent remits or credits the amounts which it receives from the Borrower under this Agreement for distribution to the Finance Parties.

28.9        Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document.

28.10      No fiduciary duties

(a)	Nothing in this Agreement constitutes either of the Agency Banks or the Arrangers as trustees or fiduciaries of any other person.

(b)	Neither of the Agency Banks nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

28.11      Business with the Group

The Agency Banks and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

28.12      Rights and discretions

(a)	Each Agency Bank may rely on:

(i)	any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;

(ii)	assume that:

(A)	any instructions received by it from the Required Lenders, any group of Lenders or any Finance Party are duly given in accordance with the terms of the Finance Documents; and

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)	rely on a certificate from any person:

(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)	to the effect that such person approves of any particular dealing, transaction step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	Each Agency Bank may assume (unless it has received notice to the contrary in its respective capacity as agents for the Finance Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 25.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Required Lenders has not been exercised; and

(iii)	any notice or request made by a Borrower or the Parent (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	Each Agency Bank may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts.

(d)
Without prejudice to the generality of paragraph (c) above or paragraph (e) below, the Agency Banks may at any time engage and pay for the services of lawyers to act as independent counsel to the Agency Bank (and so separate from any lawyers instructed by the Lenders) if the Agency Banks in their reasonable opinion deems this to be necessary.

(e)
The Agency Banks may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the each of them or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of relying on such advice or services.

(f)	Each Agency Bank may act in relation to the Finance Documents through its officers, employees and agents.

(g)
Unless a Finance Document expressly provides otherwise, each Agency Bank may disclose to any other Party any information it reasonably believes it has received in its capacity as agent or security agent under this Agreement.

(h)	Without prejudice to the generality of paragraph (g) above, the Agent:

(i)	may disclose; and

(ii)	shall, upon the written request of the Parent or the Required Lenders, as soon as reasonably practicable disclose,

the identity of a Defaulting Lender to the Parent and to the other Finance Parties.

(i)
Notwithstanding any other provision of any Finance Document to the contrary, no Agency Bank is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

(j)
Notwithstanding any other provision of any Finance Document to the contrary, neither of the Agency Banks nor any of the Arrangers is obliged to do or omit to do anything if it would or might, in its reasonable opinion, constitute a breach of any law or regulation or a breach of duty of confidentiality or render it liable to any person.

(k)
Notwithstanding any provision of any Finance Document to the contrary, no Agency Bank is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing that the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

28.13      Responsibility for documentation

Neither of the Agency Banks nor the Arrangers is responsible or liable for:

(a)
the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Arrangers, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; or

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.14      No duty to monitor

The Agency Banks shall not be bound to enquire:

(a)	whether or not any Default has occurred;

(b)	as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)	whether any other event specified in any Finance Document has occurred.

28.15      Exclusion of liability

(a)
Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agency Banks), the Agency Banks will not be liable for:

(i)
any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(ii)
exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, other than by reason of its gross negligence or wilful misconduct; or

(iii)
without prejudice to the generality of paragraphs (i) and (ii) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation, for negligence or any other category of liability whatsoever  but not including any claim based on the fraud of the Agent) arising as a result of:

(A)	any act, event or circumstance not reasonably within its control; or

(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs,  losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)
No Party (other than the respective Agency Bank) may take any proceedings against any officer, employee or agent of the Agency Banks in respect of any claim it might have against any of the Agency Banks or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee and agent of the Agency Banks may rely on this Clause.

(c)
The Agency Banks will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the respective Agency Bank if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agency Bank for that purpose.

(d)	Nothing in this Agreement shall oblige either Agency Bank or Arranger to carry out:

(i)	any “know your customer” or other checks in relation to any persons; or

(ii)	any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Finance Party on behalf of any Finance Party and each Finance Party confirms to the Agency Banks and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by either of the Agency Banks or the Arrangers.

(e)
Without prejudice to any provision of any Finance Document excluding or limiting the Agency Banks’ liability, any liability of either Agency Bank arising under or in connection with any Finance Document shall be limited to the amount of actual loss which has been suffered (as determined by reference to the date of default of the relevant Agency Bank or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the respective Agency Bank at any time which increase the amount of that loss. In no event shall any Agency Bank be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agency Banks has been advised of the possibility of such loss or damages.

28.16      Lenders’ indemnity to the Agency Banks

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then reduced to zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Agency Bank, within three (3) Business Days of demand, against any cost, loss or liability incurred by the Agent or the Security Agent (otherwise than by reason of such Agency Bank’s gross negligence or wilful misconduct) in acting as Agent or Security Agent under the Finance Documents (unless the relevant Agency Bank has been reimbursed by the Borrower pursuant to a Finance Document).

28.17      Resignation of an Agency Bank

(a)	An Agency Bank may resign and appoint one of its Affiliates acting through an office as successor by giving notice to the other Finance Parties and the Borrowers (or the Parent on their behalf).

(b)
Alternatively an Agency Bank may resign by giving notice to the other Finance Parties and the Borrowers (or the Parent on their behalf), in which case the Required Lenders (after consultation with the Borrowers) may appoint a successor Agent or Security Agent as applicable.

(c)
If the Required Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrowers or the Parent on their behalf) may appoint a successor Agent or Security Agent.

(d)
If an Agency Bank wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and that Agency Bank is entitled to appoint a successor Agency Bank under paragraph (c) above, the Agency Bank may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agency Bank to become a party to this Agreement) agree with the proposed successor Agent or Security Agent (as applicable) amendments to this Clause 28 (Role of the Agency Banks and the Arrangers) and any other term of this Agreement dealing with the rights or obligations of the Agent or the Security Agent consistent with then current market practice for the appointment and protection of corporate agents together with any reasonable amendments to the agency fees payable under this Agreement which are consistent with the successor Agency Bank’s normal fee rates and those amendments will bind the Parties.

(e)
The retiring Agent or Security Agent shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor may reasonably request for the purposes of performing its functions as Agent or Security Agent under the Finance Documents. The Parent shall, within three (3) Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(f)	An Agency Bank’s resignation notice shall only take effect upon the appointment of a successor.

(g)
Upon the appointment of a successor, the retiring Agency Bank shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (e) above) but shall remain entitled to the benefit of Clause 15.3 (Indemnity to the Agency Banks) and this Clause 28 (and any agency fees for the account of the retiring Agency Bank shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(h)
After consultation with the Parent, the Required Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

(i)
The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)
the Agent fails to respond to a request under Clause 13.5 (FATCA Information) and the Parent or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Agent pursuant to Clause 13.5 (FATCA Information)  indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Parent and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Parent or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Parent or that Lender, by notice to the Agent, requires it to resign.

28.18      Confidentiality

(a)	In acting for the Finance Parties the Agency Bank shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)
If information is received by another division or department of an Agency Bank other than that division or department responsible for complying with the obligations assumed by that Agency Bank under the Finance Documents, such information may be treated as confidential to that division or department and the Agency Bank shall not be deemed to have notice of it nor shall it be obliged to disclose such information to any Party.

28.19      Relationship with the Lenders

(a)
The Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and

(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five (5) Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)
Each Finance Party shall supply the Agency Banks with any information that it may reasonably specify as being necessary or desirable to enable each Agency Bank to perform its functions under the Finance Documents.

(c)
Any Finance Party may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Finance Party under the Finance Documents. Such notice shall contain the address, fax number and electronic mail address and/or any other information required to enable the sending and receipt of information by that or other electronic means in accordance with Clause 33.4 (Electronic communication) (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 33.2 (Addresses) and Clause 33.4 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Finance Party.

28.20      Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Agency Bank and each Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)
the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)
whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)
the adequacy, accuracy or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.21      Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrowers) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

28.22      Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

29.           CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

30.           SHARING AMONG THE FINANCE PARTIES

30.1         Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 31 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three (3) Business Days, notify details of the receipt or recovery to the Agent;

(b)
the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 31 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)
the Recovering Finance Party shall, within three (3) Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 31.5 (Partial payments).

30.2        Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 31.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

30.3        Recovering Finance Party’s rights

(a)
On a distribution by the Agent under Clause 30.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)
If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

30.4        Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)
each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 30.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)
that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

30.5        Exceptions

(a)
This Clause 30 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)
A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)
that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

31.           PAYMENT MECHANICS

31.1        Payments to the Agent

(a)
On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

(c)	Unless an Event of Default has occurred and is continuing, this Clause 31.1 (Payments to the Agent) does not apply to payments by an Obligor under a Hedging Agreement.

31.2        Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 31.3 (Distributions to an Obligor) and Clause 31.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five (5) Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency.

31.3        Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 32 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

31.4        Clawback and pre-funding

(a)
Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)
Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)
If the Agent is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)	the Agent shall notify the Parent of that Lender’s identity and the Borrower to whom that sum was made available shall on demand refund it to the Agent; and

(ii)
the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrower to whom that sum was made available, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

31.5        Partial payments

(a)
If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agency Banks under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fees or commission due but unpaid under the Finance Documents;

(iii)	thirdly, in or towards payment pro rata of any principal payments due but unpaid under the Facility;

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Hedging Agreements; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Finance Parties, vary the order set out in paragraphs (a) (ii) to (v) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

31.6        No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim. Netting of payments may nonetheless apply under a Hedging Agreement.

31.7        Business Days

(a)
Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

31.8        Currency of account

The Obligors shall pay:

(a)	Any amount payable under or pursuant to this Agreement, except as otherwise provided for herein, in USD; and

(b)	all payments of costs and Taxes in the currency in which the same were incurred.

31.9        Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)
any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)
any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)
If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

31.10      Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Parent that a Disruption Event has occurred:

(a)
the Agent may, and shall if requested to do so by the Parent, consult with the Parent with a view to agreeing such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)
the Agent shall not be obliged to consult with the Parent in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)
the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)
any such changes agreed upon by the Agent and the Parent shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)
the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 31.10 (Disruption to payment systems etc.); and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

32.           SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.           NOTICES

33.1        Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by email, telefax or letter. Any such notice or communication addressed as provided in Clause 33.2 (Addresses) will be deemed to be given or made as follows:

(a)	if by letter, when delivered at the address of the relevant Party; and

(b)	if by e-mail or telefax, when received in legible form in accordance with Clause 33.4 (Electronic communication);

however, a notice given in accordance with the above but received on a day which is not a Business Day or after 16:00 hours in the place of receipt will only be deemed to be given at 9:00 hours on the next Business Day in that place.

33.2        Addresses

(a)
Any communication or document to be made under or in connection with the Finance Documents shall be made or delivered to the address, e-mail address and telefax number of each Party and marked for the attention of the department or persons set out below:

The Obligors:

c/o DHT Management AS
Haakon VII’s gate 1
P.O. Box 2039 Vika
0125 Oslo

The Agent:

Nordea Bank Norge ASA
Middelthunsgate 17
P.O. Box 1166 Sentrum
N-0107 Oslo, Norway
Attn.: Shipping, Offshore and Oil Services
Fax no. +47 22 48 66 68.

Attn.: Structured Loan Operations
Fax no. +47 22 48 42 78

or any substitute address and/or telefax number and/or marked for such other attention as the Party may notify to the other Agent (or the Agent may notify the other Parties if a change is made by the Agent) by not less than five (5) Business Days’ prior notice.

33.3        Communication with the Obligors

All communication from or to the Obligors shall be sent through the Agent.

33.4        Electronic communication

(a)
Any communication to be made between the Agent, a Lender and the Obligors under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the relevant Lender and the Obligors (as the case may be):

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent, a Lender and the Obligors will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Obligors to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

33.5        English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)
if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

34.           CALCULATIONS AND CERTIFICATES

34.1        Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

34.2        Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

34.3        Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

35.           PARTIAL INVALIDITY

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

36.          REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise, or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

37.          AMENDMENTS AND WAIVERS

37.1       Required consents

(a)
Subject to Clause 37.2 (All Lender matters) and Clause 37.3 (Other exceptions), any term of the Finance Documents may be amended or waived only with the consent of the Required Lenders and the Obligors and any such amendment or waiver will be binding on all Parties. A Hedging Agreement may nonetheless be amended without the prior written consent of the Agent or the Required Lenders.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37 (Amendments and waivers).

37.2        All Lender matters

An amendment or waiver of any term of any Finance Document that has the effect of changing or which relates to:

(i)	the definition of “Required Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Applicable Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in any Commitment, an extension of the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 27 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders;

(vii)
Clause 2.2 (Finance Parties’ rights and obligations), Clause 26 (Changes to the Lenders), Clause 30 (Sharing among the Finance Parties), Clause 40 (Governing Law), Clause 41 (Enforcement) or this Clause 37 (Amendment and waivers);

(viii)
release of any Security Interest created by the Security Documents unless permitted under the Finance Documents or undertaken by the Agent acting on instruction of the Required Lenders following an Event of Default which is continuing; or

(ix)	any change to the scope of the Guarantee Obligations or the Security Interest granted pursuant to any Security Document;

shall not be made without the prior consent of all the Lenders.

37.3        Other exceptions

(a)	An amendment or waiver which relates to the rights or obligations of any Agency Bank or the Arrangers may not be effected without the consent of such Agency Bank or the Arrangers.

(b)
The Borrowers shall (for their own cost) have the right, in the absence of a Default or Event of Default, to replace any Lender that refuses to consent to certain amendments or waivers under the Finance Documents which expressly require the consent of such Lender and which have been approved by the Required Lenders.

37.4        Excluded Commitments

If:

(a)
any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within [ten (10)] Business Days of that request being made; or

(b)
any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clause 37.2(ii), 37.2(iii) and 37.2(iv) (All Lender matters)) or such a vote within [fifteen (15)] Business Days of that request being made,

(unless, in either case, the Parent and the Agent agree to a longer time period in relation to any request):

(i)
its Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

37.5        Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining:

(i)	the Required Lenders; or

(ii)	whether:

(A)	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility; or

(B)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents,

that Defaulting Lender’s Commitments under the Facility will be reduced by the amount of its Available Commitments under the Facility and, to the extent that that reduction results in that Defaulting Lender’s Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of paragraphs (i) and (ii) above.

(b)	For the purposes of this Clause 37.5 (Disenfranchisement of Defaulting Lenders), the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b), (c) or (d) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.6        Replacement of Lender

(a)
The Borrowers shall have the right, in the absence of a Default or an Event of Default, to replace any Lender that requires prepayment in accordance with Clause 7.1 (Illegality) or charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in Clause 13 (Tax gross-up and indemnities) and Clause 14 (Increased Costs).

(b)
If any Lender becomes a Defaulting Lender, then the Parent may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender (and, to the extent permitted by law, such Lender shall) to transfer its rights and obligations under this Agreement to a replacement lender (a “Replacement Lender”) in accordance with Clause 26.1 (Assignment and transfers by the Lenders), and subject to the following conditions:

(i)	the Parent shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than 14 days after the notice referred to in this paragraph (b);

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to this paragraph (b) once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

(c)
The Defaulting Lender shall perform the checks described in paragraph (b)(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (b) above and shall notify the Agent and the Parent when it is satisfied that it has complied with those checks.

38.           CONFIDENTIALITY

38.1        Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2        Disclosure of Confidential Information

Any Finance Party may disclose:

(a)
to any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent and, in each case, to any of that person’s Affiliates, representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 28.19 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interest (or may do so) pursuant to Clause 26.7 (Security over Lenders’ rights);

(viii)	who is a Party; or

(ix)	with the consent of the Parent;

in each case, such Confidential Information as that Finance Party shall consider appropriate if the person to whom the Confidential Information is to be given

(A)	has either entered into a Confidentiality Undertaking; or

(B)	is a professional adviser subject to professional obligations to maintain the confidentiality of the Confidential Information; or

(C)
is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or such other form of confidentiality undertaking agreed between the Parent and the relevant Finance Party; and

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors.

38.3        Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;

(ii)	country of domicile of Obligors;

(iii)	place of incorporation of Obligors;

(iv)	date of this Agreement;

(v)	Clause 40 (Governing law);

(vi)	the names of the Agent and the Arrangers;

(vii)	date of each amendment and restatement of this Agreement;

(viii)	amounts of any Tranches of and the Total Commitments of the Facility;

(ix)	currency of the Facility;

(x)	type of Facility;

(xi)	ranking of the Facility;

(xii)	Maturity Date;

(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and

(xiv)	such other information agreed between such Finance Party and the Parent,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (i) to (xiv) of paragraph (a) above is, nor will at any time be, unpublished price-sensitive information.

38.4        Entire agreement

This Clause 38 (Confidentiality) constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5        Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

39.           MISCELLANEOUS

39.1        Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

39.2        Precedence

In case of conflicting provisions between the Security Documents and this Agreement, the provisions of this Agreement shall prevail, provided however that this shall not in any way be interpreted or applied to prejudice the legality, validity or enforceability of any Security Document.

40.           GOVERNING LAW

This Agreement is governed by Norwegian law.

41.           ENFORCEMENT

41.1        Jurisdiction

(a)
The courts of Oslo, Norway, have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”), and each of the Obligors accordingly submits to the non-exclusive jurisdiction of the Oslo District Court (Oslo tingrett).

(b)
This Clause 41.1 (Jurisdiction) is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2        Service of process

(a)	Without prejudice to any other procedure for service of process under any relevant law, each Obligor hereby:

(i)	irrevocably appoints DHT Management AS, Norway as its process agent for service of process in relation to any proceedings before the Norwegian courts in connection with any Finance Document; and

(ii)	agrees that a failure by the process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

* * *

SIGNATORIES:

The Borrowers:

Samco Epsilon Ltd.,	Samco Delta Ltd.
By:	By:
Name:	Name:
Title:	Title:

Samco Eta Ltd.	Samco Kappa Ltd.
By:	By:
Name:	Name:
Title:	Title:

Samco Theta Ltd.	Samco Iota Ltd.
By:	By:
Name:	Name:
Title:	Title:

DHT Condor Limited

SIGNED FOR AND ON BEHALF OF DHT CONDOR LIMITED acting by its attorney, in the presence of: Name of witness: Signature of witness:
The Parent:

DHT Holdings INC.
By:
Name:
Title:

The Bookrunners and Underwriters:

DNB Bank ASA	Nordea Bank Norge ASA
By:	By:
Name:	Name:
Title:	Title:

Mandated Lead Arrangers:

DNB Bank ASA	DVB Bank SE, London Branch
By:	By:
Name:	Name:
Title:	Title:

Nordea Bank Norge ASA
By:
Name:
Title:

Original Lenders:

DNB Bank ASA	Nordea Bank Norge ASA
By:	By:
Name:	Name:
Title:	Title:

DVB Bank SE, London Branch
By:
Name:
Title:

As Hedge Counterparty:

Nordea Bank Finland plc., London Branch
By:
Name:
Title:

DNB Bank ASA	DVB Bank SE, London Branch
By:	By:
Name:	Name:
Title:	Title:

The Agent and Security Agent:

Nordea Bank Norge AS
By:
Name:
Title:

SCHEDULE 1

Lenders and Commitments

Name and contact details of each Original Lender:	Commitment in USD:
DNB Bank ASA	113,500,0000
Nordea Bank Norge ASA	113,500,000
DVB Bank SE, London Branch	75,000,000
Total:	USD 302,000,000

SCHEDULE 2

Borrowers, Vessels and Tranches

Borrower:	Vessel and Flag State:	Tranche amount:
Samco Epsilon Ltd., incorporated under the laws of Cayman Islands with organisation number 132064]	Samco China, delivered in May 2007 with IMO number 9315161 and flying the flag of Marshall Islands(*).	USD 36,672,406
Samco Delta Ltd., incorporated under the laws of Cayman Islands with organisation number 132067	Samco Europe, delivered in April 2007 with IMO number 9315159 and flying the flag of Marshall Islands.	USD 36,672,406
Samco Eta Ltd., incorporated under the laws of Cayman Islands with organisation number 213929	Samco Amazon, delivered in Aug. 2011 with IMO number 9528794 and flying the flag of Marshall Islands(*).	USD 48,645,673
Samco Kappa Ltd., incorporated under the laws of Cayman Islands with organisation number 213860	Samco Redwood, delivered in Oct. 2011 with IMO number 9528940 and flying the flag of Marshall Islands(*).	USD 48,645,673
Samco Theta Ltd., incorporated under the laws of Cayman Islands with organisation number 239259	Samco Sundarbans, delivered in May 2012 with IMO number 9590876 and flying the flag of Marshall Islands.	USD 51,314,001
Samco Iota Ltd., incorporated under the laws of Cayman Islands with organisation number 239276	Samco Taiga, delivered in Sept. 2012 with IMO number 9590888 and flying the flag of Marshall Islands.	USD 51,314,001
DHT Condor Limited incorporated under the laws of Hong Kong with organisation number 2091451	DHT Condor, delivered in Nov. 2004 with IMO number 9289477 and flying the flag of Hong Kong.	USD 28,735,841
Total:		USD 302,000,000

(*) Vessel is subject to dual flag/bareboat registered in the French/RIF ship registry.

SCHEDULE 3
Conditions Precedent

Part I
Initial Conditions Precedent

1.            Corporate Authorisations for each Obligor

(a)	Certificate of Incorporation (or similar);

(b)	Articles of Association, Memorandum of Association and/or By-laws (to the extent applicable in the relevant jurisdiction);

(c)
Updated Good Standing Certificate (or similar, to the extent applicable in the relevant jurisdiction) and a Marshall Islands certificate of Good Standing showing good standing as a Foreign Maritime Entity (to the extent applicable);

(d)	Resolutions passed at a board meeting of the relevant Obligor evidencing:

(i)	the approval of the terms of, and the transactions contemplated by, the Finance Documents to which it is a party;

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute the Finance Documents and any other documents necessary for the transactions contemplated by the Finance Documents on its behalf; and

(iii)
in respect of each company subject to a Share Charge, and to the extent applicable or desirable; approval of the transfer of shares pursuant to the Share Charge, instructions of the updating of the share register, register of member or similar;

(e)	To the extent applicable or desirable in any jurisdiction, shareholders resolution from or related to Obligors for the purpose of approving the terms of and entering into of the Finance Documents;

(f)	Power of Attorney (notarised and legalised if requested by the Agent);

(g)	Certified true copies of valid proof of identity in respect of the persons signing on behalf of the relevant Obligor; and

(h)	Director’ or Secretary’s Certificate for each Obligor evidencing the true copy of the corporate documents set out above.

2.            Security Documents

Each of the following Security Documents in agreed form (to be in form and substance satisfactory to all the Lenders);

(i)	the Mortgages (including any deeds of covenants);

(ii)	the Assignments of Insurances;

(iii)	the Share Charges;

(iv)	the Account Charges;

(v)	the Assignments of Intra-Group Loan;

(vi)	the General Assignments;

(vii)	the Assignments of Charterparties;

(viii)	the Assignments of Hedging Agreements; and

(ix)	the Managers’ Undertakings.

3.            Authorisations

Evidence that all approvals, authorisations and consents required by any government or other authorities for the Obligors to enter into and perform their obligations under any of the Finance Documents shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the opinion of the Agent, restrains, prevents or imposes materially adverse conditions upon the Obligors to enter into and perform their obligations under the Finance Documents.

4.            Miscellaneous

(a)	Any Fee Letter and evidence that all fees, costs and expenses referred to in Finance Documents as payable on or prior to the date of this Agreement, have or will be paid on its due date;

(b)	an effective interest letter;

(c)	evidence that the Transaction has been carried out in accordance with its terms.

(d)	the Original Financial Statements;

(e)	the financial model for the Group for 2014-2017;

(f)
a Compliance Certificate confirming that the Parent is in compliance with the financial covenants as set out in Clause 22 (Financial Covenants) and that no Default is continuing or will occur following the relevant Utilisation;

(g)
a confirmation from the Borrowers that (a) since 31 December 2013, nothing shall have occurred (and neither the Agent nor any of the other Finance Parties shall have become aware of any condition or circumstance not previously known to it or them) which any of the Finance Parties shall determine has had, or could reasonably be expected to have, a Material Adverse Effect, and (b) there is currently not, and will not be, any conflict between the Finance Documents and any material agreement of the Borrowers;

(h)	any “know your customer” documents as reasonably required by the Lenders;

(i)	any letters for appointment of process agent in any relevant jurisdiction pursuant to any Finance Document; and

(j)	any other documents as reasonably requested by the Agent.

5.             Legal opinions

Each of the following legal opinions in agreed form (to be in form and substance satisfactory to all the Lenders) in matters relating to:

(i)	Norwegian law from Advokatfirmaet BAHR DA;

(ii)	English law from Watson, Farley & Williams LLP, London;

(iii)	Cayman Islands law from Maples and Calder;

(iv)	Marshall Islands law from Watson Farley & Williams LLP, New York;

(v)	Hong Kong law from Watson, Farley & Williams LLP, Hong Kong;

(vi)	Singapore law from Watson, Farley & Williams LLP, Singapore;

(vii)	French law from Watson, Farley & Williams LLP, Paris;

(viii)	New York law from Watson, Farley & Williams LLP, New York; and

(ix)	Such other favourable legal opinions as requested by the Agent.

Part II
Conditions Precedent to each Utilisation

1.            Finance Documents

Each of the Finance Documents in respect of the Borrower and Vessel to which that Utilisation relates, duly signed by all the relevant parties thereto, together with evidence that the Security Interest created thereunder is (or will on the relevant Utilisation Date subject to closing mechanism to be agreed be) legally perfected on first priority in accordance with the terms of each of the Finance Documents and applicable laws including, but not limited to:

(a)	the Security Documents listed in Part I of this Schedule 3;

(b)
any consents, notices of assignment and acknowledgements of those notices and any other ancillary documents as required by any of the Security Documents listed in Part I of this Schedule 3 (it being understood that the Borrowers shall use commercially reasonable efforts to obtain acknowledgements in relation to a Charterparty in such form as agreed with the Agent); and

(c)	any other Finance Document related to that Utilisation.

2.            Authorisations

All approvals, authorisations and consents required (if any) by any government, other authorities or other third parties for the Obligors to enter into and perform their obligations under any of the Finance Documents.

3.            The Vessels

(a)	Appraisal reports on the Market Value of the Vessel not being older than 30 days before the Utilisation Date evidencing compliance with Clause 22.4 (Minimum Market Value);

(b)	Certificate of ownership and encumbrances from the appropriate authorities showing the registered ownership of the Vessel;

(c)
An updated class certificate related to the Vessel from the relevant classification society, confirming that the Vessel is classed with the highest class in accordance with Clause 24.4 (Classification and repairs), free of material conditions of class;

(d)	Results of maritime registry searches with respect to the Vessel, which results shall be acceptable to the Agent;

(e)	Documents evidencing compliance with the ISM Code and ISPS Code;

(f)
Certificates from insurance brokers evidencing that the relevant Borrower has taken out insurances in accordance with Clause 24.2 (Insurances), including standard letters of undertaking from the insurers confirming the loss payable clauses; and

(g)	The Insurance Report.

4.           Miscellaneous

(a)	The Utilisation Request at least three (3) Business Days prior to the relevant Utilisation Date.

(b)	evidence that all fees, costs and expenses referred to in Finance Documents as payable prior to the relevant Utilisation Date, have or will be paid on its due date.

(c)	The prepayment notice for the relevant Existing Loan and an irrevocable payment instruction securing direct prepayment of such Existing Loan.

(d)
Executed legal opinions in form and substance satisfactory to the Agent (on behalf of all the Lenders) from lawyers appointed by the Agent on matters concerning all relevant jurisdictions as the Agent may require.

(e)	Any other documents as reasonably requested by the Agent.

SCHEDULE 4
Requests

Part I
Utilisation Request

From:	[Borrower]
To:	[Agent]
Dated:

DHT HOLDINGS INC. – UP TO USD 302,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED [ ] NOVEMBER 2014 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

	Name of Borrower and Vessel:	[●]/[●]
	Proposed Utilisation Date:	[●] (or, if that is not a Business Day, the next Business Day)
	Amount:	[●] or, if less, the Available Facility
	Interest Period:	[●]

3.
We confirm that (i) each condition specified in Clause 4.2 (Conditions precedent for each Utilisation) is satisfied on the date of this Utilisation Request, (ii) each of the representations and warranties set out in Clause 20 (Representations) of the Agreement is true and correct; and (iii) no event or circumstances has occurred and is continuing which constitute or may constitute a Default or an Event of Default.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

By:
Name:
Title:
Company:

Part II
Selection Notice

From:	[Borrower]
To:	[Agent]
Dated:

DHT HOLDINGS INC. – UP TO USD 302,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED [ ] NOVEMBER 2014 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan[s] with an Interest Period ending on [●].

3.	We request that the next Interest Period for the above Loan[s] is [●].

4.	This Selection Notice is irrevocable.

Yours faithfully

By:
Name:
Title:
Company: [Name of relevant Borrower]

SCHEDULE 5
Form of Transfer Certificate

To:	Nordea Bank Norge ASA as Agent
From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)
Dated:

DHT HOLDINGS INC. – UP TO USD 302,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED [ ] NOVEMBER 2014 (THE “AGREEMENT”)

1.
We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 26 (Changes to the Lenders):

(a)
The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 26 (Changes to the Lenders).

(b)	The proposed Transfer Date is [●].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 33.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in Clause 26.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by Norwegian law.

The Schedule

Commitments/rights and obligations to be transferred

I	Existing Lender:	[ ]
II	New Lender:	[ ]
III	Total Commitments of Existing Lender: USD [ ]
IV	Aggregate amount transferred: USD [ ]
V	Total Commitments of New Lender: USD [ ]
VI	Transfer Date: [ ]
Administrative Details / Payment Instructions of New Lender

Notices to New Lender:

[               ]

Att:	[ ]
Telefax no:	+ [ ]

[Insert relevant office address, telefax number and attention details for notices and payments to the New Lender.]

Account details of New Lender: [Insert relevant account details of the New Lender.]

Existing Lender:	New Lender:
[●]	[●]
By:	By:

Name:	Name:
Title:	Title:

This Transfer Certificate is accepted and agreed by the Agent and the Transfer Date is confirmed as [].

Agent:

Nordea Bank Norge ASA

By:
Name
Title

SCHEDULE 6
Repayments

All amounts are in USD

Name of Vessel:	Quarterly instalment applicable when all Vessels are owned by the Borrowers:	Quarterly instalment if 1 Group A Collateral Vessel is disposed of:	Quarterly instalment if 2 Group A Collateral Vessels are disposed of:	Quarterly instalment if 3 Group A Collateral Vessels are disposed of:	Quarterly instalment if 4 Group A Collateral Vessels are disposed of:
Samco China	733 448	797 226	873 153	965 063	1 078 600
Samco Europe	738 371	803 045	880 138	973 604	1 089 279
Samco Amazon	726 055
Samco Redwood	718 902
Samco Sundarbans	733 057
Samco Taiga	719 355
DHT Condor	743 168	828 918	937 038	1 077 594	1 267 758
5,112,356

SCHEDULE 7
Form of Compliance Certificate

To:	Nordea Bank Norge ASA as Agent

From:	[Parent]

Dated:

DHT HOLDINGS INC. – UP TO USD 302,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED [ ] NOVEMBER 2014 (THE “AGREEMENT”)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that the Parent is in compliance with the Financial Covenants set out in Clause 22.2 (Financial condition of the Parent) as follows:

(a)	Equity Ratio

The Equity Ratio of the Group was [     ]% while the requirement is that the Equity Ratio shall not at any time fall below 25%.

(b)	Net Worth

The Value Adjusted Tangible Net Worth was USD [               ] while the requirement is that the Value Adjusted Tangible Net Worth shall at all times be higher than USD 200,000,000.

(c)           Working Capital

The consolidated Working Capital of the Group was USD [               ] and the requirement is that the consolidated Working Capital of the Group shall at all times be greater than zero.

(d)	Minimum Liquidity

The Cash and Cash Equivalents of the Group was USD [               ] and the requirement is that the consolidated Cash and Cash Equivalents of the Group shall at any times be equal to or higher of:

(i)	6 % of the Funded Debt which at the relevant date was USD [ ], hence 6 % of the Funded Debt equals USD [ ]; or

(ii)	USD 20,000,000.

3.	We confirm that each Borrower is in compliance with the requirement set out in Clause 22.3 (Financial condition of each Borrower) to always maintain a Working Capital greater than zero as follows:

Name of Borrower:	Working Capital in USD
Samco Epsilon Ltd.
Samco Delta Ltd.
Samco Eta Ltd.
Samco Kappa Ltd.
Samco Theta Ltd.
Samco Iota Ltd.
DHT Condor Limited

4.	We confirm that no Default is continuing and that the Repeating Representations are true and correct in all material respects as of the date hereof.

5.	Enclosed are the relevant supporting documentation and calculations to ensure compliance with Clause 22 (Financial Covenants).

Yours sincerely,

For and on behalf of the Obligors:

By:
Name:
Title: CFO
Company: DHT Holdings, Inc.

SCHEDULE 8
Form of Valuation Certificate

To:	Nordea Bank Norge ASA as Agent

From:	[Parent]

Dated:

DHT HOLDINGS INC. – UP TO USD 302,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED [ ] NOVEMBER 2014 (THE “AGREEMENT”)

1.	We refer to the Agreement. This is a Valuation Certificate. Terms defined in the Agreement have the same meaning when used in this Valuation Certificate.

2.
We confirm that the aggregate Market Value of the Vessels which are subject to Security Interest under the Security Documents is [    ] % and is thereby in compliance with Clause 22.4 (Minimum Market Value) which sets out that the Minimum Market Value (if applicable taken together with additional security provided pursuant to Clause 7.6 (Collateral Maintenance Test) shall not fall below 135%.  The Market Value for each Vessel is as follows:

Name of Vessel:	Valuation from [Approved Broker]	Valuation from [Approved Broker]	Average Market Value:
Samco China
Samco Europe
Samco Amazon
Samco Redwood
Samco Sundarbans
Samco Taiga
DHT Condor

3.	Please see attached hereto relevant supporting documentation and calculations to ensure compliance with Clause 22.4 (Minimum Market Value).

Yours sincerely,

For and on behalf of the Obligors:

By:
Name:
Title: CFO
Company: DHT Holdings Inc.

SCHEDULE 9

Structure Chart

*All ownerships are 100% except otherwise stated DHT Holdings, Inc. (Marshall Islands) DHT Management AS (Norway) DHT Condor Limited - (Hong Kong) Samco Shipholding Pte. Ltd. (Singapore) Samco Gamma Ltd. (Cayman Islands) Samco Delta Ltd. (Cayman Islands) Samco Epsilon Ltd. (Cayman Islands) Samco Eta Ltd. (Cayman Islands) Samco Kappa Ltd. (Cayman Islands) Samco Theta Ltd. (Cayman Islands) Samco Iota Ltd. (Cayman Islands) Goodwood Ship Management Pte. Ltd. (Singapore) 50%

SCHEDULE 10

Form Of Increase Confirmation

To:	Nordea Bank Norge ASA as Agent and DHT Holdings Inc. as Parent

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

DHT HOLDINGS INC. – UP TO USD 302,000,000 SENIOR SECURED CREDIT FACILITY AGREEMENT DATED [ ] NOVEMBER 2014 (THE “AGREEMENT”)

1.
We refer to the Agreement. This increase confirmation (the “Confirmation”) shall take effect as an “Increase Confirmation” for the purpose of the Agreement. Terms defined in the Agreement have the same meaning in this Confirmation unless given a different meaning in this Confirmation.

2.	We refer to Clause 2.3 (Increase) of the Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Appendix hereto (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [●].

5.	On the Increase Date, the Increase Lender becomes party to the relevant Finance Documents as a Lender.

6.	The address, fax number and attention details for notices to the Increase Lender are set out in the Appendix.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.3 (Increase).

8.	This Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Confirmation.

9.	This Confirmation is governed by Norwegian law and subject to the jurisdiction of the Norwegian courts.

Note:      The execution of this Confirmation may not be sufficient for the Increase Lender to obtain the benefit of the Security Interest created by the Security Documents in all jurisdictions. It is the responsibility of the Increase Lender to ascertain whether any other documents or other formalities are required to obtain the benefit of the Security Interest created by the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

APPENDIX

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[address, fax number and attention details for notices and account details for payments]

[Increase Lender]
By:

This Confirmation is accepted as an “Increase Confirmation” for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [●].

The Agent
By:
Name:

Title:
Company: Nordea Bank Norge ASA

SCHEDULE 11
Existing Swaps

All derivative transactions under the ISDA Master Agreement dated 19 April 2011 between inter alia Samco Kappa Ltd., Samco Eta Ltd., Samco Theta Ltd. and Samco Iota Ltd. on one side and DNB Bank ASA (f.k.a. DnB NOR Bank ASA) on the other side.

All derivative transactions under the ISDA Master Agreement dated 21 April 2011 between inter alia Samco Delta Ltd., Samco Eta Ltd., Samco Theta Ltd. and Samco Iota Ltd. on one side and Nordea Bank Finland Plc. on the other side.